As filed with the Securities and Exchange Commission on February 14, 2008

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

North American Royalty Corp.

(Name of small business issuer in its charter)

Maryland	6792	13-4320933
(State of or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

4514 Cole Avenue, Suite 600

Dallas, Texas 75205

(972) 243-3662 and (214) 273-7270

(Address and telephone number of principal executive offices and principal place of business)

Copies to: Thomas J. Kenan, Esq.
Capitol Corporate Services, Inc.	Fuller, Tubb, PLLC
516 North Charles Street, Fifth Floor	201 Robert S. Kerr Avenue, Suite 1000
Baltimore, Maryland 21201	Oklahoma City, OK 73102
(972) 243-3662	(405) 235-2575

(Name, address and telephone number of agent for service)

Approximate date of proposed sale to the public: As soon as practicable after the Registration Statement becomes effective.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.   ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box.  ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee
Common Stock	800,000	$3.00	$2,400,000	$94.32
Total	800,000	$3.00	$2,400,000	$94.32

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission acting pursuant to said section 8(a) may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

PROSPECTUS

Subject to completion, dated February 14, 2008

NORTH AMERICAN ROYALTY CORP.

800,000 Shares of Common Stock

Maximum offering of 800,000 shares at $3.00 per share for gross proceeds of $2,400,000

Minimum offering of 170,000 shares at $3.00 per share for gross proceeds of $510,000

This is our initial public offering. We are offering through Alaron Financial Services, Inc., our underwriter, on a best efforts basis, a minimum of 170,000 shares of our common stock and up to a maximum of 800,000 shares of our common stock at a price of $3.00 per share during an offering period which extends for six (6) months after the date of this prospectus, provided however, that if the minimum number of shares is not sold within one hundred twenty (120) days after the date of this prospectus, the offering period will end on such 120th day.

Until 170,000 shares are subscribed and paid for, all proceeds received from this offering will be placed in escrow at Bank of Texas in Dallas, Texas and will not be released to us unless at least 170,000 shares are sold on or before the date when this offering expires. If this threshold is not reached by the earlier of 120 days after the date of this prospectus, all funds placed in the escrow account will be promptly returned, without interest or deduction. Purchasers of our shares will have no right to the return of their funds during the term of the escrow. See “Underwriting”.

We will receive all of the net proceeds from the sale of the shares sold under this prospectus.

	Price To Public (1)	Underwriting Discounts and Commissions	Proceeds to the Company (2)
Per Share	$3.00	$0.24	$2.76
Minimum Offering	$510,000	$40,800	$469,200
Maximum Offering	$2,400,000	$192,000	$2,208,000

(1)

The offering price has been determined through negotiations between the underwriter and us and is not necessarily related to our assets, book value, financial condition or any other recognized criteria of value. Payment for the shares will be in cash at the time of subscription. The minimum amount that may be purchased by any one person is 100 shares.

(2)

Less all expenses, estimated not to exceed $186,500 for a minimum offering and $191,500 for a maximum offering, normally related to an underwriting. The Company has already advanced $7,500 to the underwriter, which the underwriter shall apply to expenses incurred in connection with the offering.

The securities offered under this prospectus are speculative and involve a high degree of risk and immediate substantial dilution. See “ Risk Factors” beginning on page 4 and “ Dilution” beginning on page  13.

No public trading market currently exists for our common stock or any of our other securities. We cannot assure you that our common stock will be listed on the Over-the-Counter Bulletin Board.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

ALARON FINANCIAL SERVICES, INC.

The date of this prospectus is             , 2008

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PROSPECTUS SUMMARY

This summary highlights some information from this prospectus, and it may not contain all of the information that is important to you. You should read the following summary together with the more detailed information regarding our company and the common stock being sold in this offering, including “Risk Factors” and our consolidated financial statements and related notes, included elsewhere in, or incorporated by reference into, this prospectus.

The Company

Background and Business Plan

Our corporate name is North American Royalty Corp., hereinafter referred to as “we”, “the, or our Company” or “NAR”. We were incorporated in the state of Maryland on December 30, 2005. Initially we are in the business of acquiring producing oil and natural gas mineral fee, royalty and overriding royalty interests for our own account (hereinafter referred to as “royalty and mineral”, “royalty interests” or “royalties”). We are presently using our available cash to purchase producing royalty interests. After this offering is completed we intend to use the proceeds to acquire additional producing royalty interests. We plan to purchase only true royalty interests that consist of a specified percentage of the gross revenue from producing wells that do not obligate the owner to pay any costs or expenses such as drilling/completion costs and monthly maintenance/operating expenses.

In November 2006 we completed a private equity offering with total subscriptions of $787,500. During July 2007 we completed the private placement of $350,000 of two-year convertible notes. The net proceeds from both offerings have been and are being used to acquire producing royalty interests, for working capital, including the payment of general and administrative expenses, and will also be used to pay for certain of the costs of this offering. We have agreed with one of our convertible noteholders that at least $200,000 of the proceeds will be expended to acquire additional royalty interests for the Company.

After the completion of this offering, we intend to privately place additional equity capital, the proceeds of which will be used to acquire producing mineral and royalty interests and to create a separate new royalty acquisition entity described below.

As soon as possible after the completion of this offering, we intend to organize a second publicly traded entity, a Master Limited Partnership (“MLP”), which will become the primary entity for acquiring producing oil and natural gas mineral and royalty interests. NAR will become the managing GP of the newly created MLP.

The utilization of an MLP as a royalty acquisition vehicle offers a combination of economic and tax advantages to a royalty owner that is considering the sale of royalty interests. The exchange of royalty interests for ownership units of the MLP provides the seller the following:

•	a transaction that is not taxable;

•	publicly traded MLP units which provide liquidity (i.e., overnight margin loan, ability to access cash immediately);

•	retention of most of the income stream through monthly or quarterly cash distributions paid by the MLP;

•	ownership of units in the MLP increases the life span of the income stream because the MLP holds significantly longer-life oil and gas reserves;

•

the ownership of our royalty MLP units will not generate unrelated business income tax (“UBIT”) for tax exempt IRAs, pension funds, 401(k) and retirement plans because royalty income is passive income.

The MLP is expected to be created during the 1st half of 2008, or shortly thereafter, via an initial public offering (“IPO”) of MLP units for cash, at which time we will shift our royalty acquisition activities primarily to the MLP. At that point, NAR’s sources of income will be fourfold, as follows:

First, NAR expects to continue to own enough producing royalty and mineral interests to generate enough cash flow to fund its administrative costs. Second, NAR will earn a monthly management fee based on the cash distributions to the MLP’s unit holders. Third, NAR will earn one-time fees based on each producing royalty interest acquisition by the MLP. Finally, NAR expects to own a 1.75 percent general partner interest in the MLP. As such, it will receive the monthly/quarterly distributions that all the other unit holders of the MLP will be receiving.

Please see Description of Business on page 26 for a more detailed discussion of the Company’s business.

The Company Offering

We are offering a minimum of 170,000 shares and a maximum of 800,000 shares of our common stock for sale through Alaron Financial Services, Inc., the underwriter, on a best efforts basis, at a price per share of $3.00. As of December 31, 2007 there were 1,810,666 shares of our common stock outstanding and 78,750 shares of our Series A convertible preferred stock (Series A Preferred Stock”) outstanding. Each share of our Series A Preferred Stock automatically converts into the number of shares of common stock equal to the subscription price per share divided by one-third of the price per share that the Company sells its common stock in an IPO, at such time that the IPO registration statement is declared effective by the SEC. The Company and the underwriter have agreed to an offering price of $3.00 per share, which equates to 10 shares of common stock for each share of Series A Preferred Stock upon conversion. If the Company fails to complete a public offering on or before December 31, 2007, holders of the Series A Preferred Stock may, at their option, convert not less than all of their shares into shares of common stock at a rate of 10 shares of common stock for each share of Series A Preferred Stock. Such right to convert expires two years from the date the Series A Preferred Stock was purchased by the holder.

Upon completion of this offering there will be 2,768,166 shares of common stock outstanding if the minimum number of shares is sold and 3,398,166 shares of common stock outstanding if the maximum number of shares is sold, assuming that all of the outstanding preferred stock is converted into common stock.

Additional Information

Our corporate headquarters is located at 4514 Cole Avenue, Suite 600, Dallas, Texas 75205. Our telephone number is (972) 478-7379. We maintain a website at www.northamericanroyalty.com that contains information about us, which is not a part of this prospectus. Our web site will be down until shortly after this offering is completed.

RISK FACTORS

Investing in our common stock involves substantial risks. You should carefully consider the risks and uncertainties described below before making an investment decision. These risks are material to the success of the Company and its ability to generate profits. We have included every material risk and uncertainty of which we are aware. Should any one or more of these risks actually occur, the financial condition and the results from operations may be adversely affected. In this event, the market price of our common stock may decline thereby causing a potentially significant loss of your investment.

FINANCIAL RISKS

Purchasers of common stock in this offering will incur immediate and substantial dilution.

The $3.00 initial public offering price is substantially higher than our net tangible book value per share of $0.65 would be immediately after this offering, assuming that the maximum number of shares offered hereby are sold. As a result, you will pay a price per share that substantially exceeds the book value of our assets after subtracting our liabilities. With an offering price of $3.00 per share of common stock, you will incur immediate and substantial dilution of $2.35 per share of common stock, representing the difference between our pro forma net tangible book value per share after giving effect to this offering at the $3.00 offering price assuming that the maximum offering of shares are sold. See “DILUTION”.

If we are able to achieve the sale of the maximum number of shares offered herein, we will receive approximately $2,016,500 in cash after deducting offering costs and expenses. Should we be unable to privately place several million dollars of additional equity capital following this offering, we may not have the financial resources to fully execute the financial model of our business plan on a timely basis.

As of December 31, 2007, NAR had approximately $205,000 in cash, of which we are obligated to use $200,000 to acquire additional royalty and mineral interests. The remaining $5,000 is working capital to fund our operations and certain expenses related to this offering. If we are successful in raising the full amount under this offering, we should have available cash, after expenses, of approximately $2,200,000.

The deployment of our expenditures will depend primarily on our ability to secure additional capital. After the present offering is completed, we propose to raise additional funds for the purpose of acquiring producing oil and natural gas royalty interests. Such additional financing may not be available when needed or on terms acceptable to us. Currently, we have no commitment for any additional financing. Unavailability of significant post-IPO capital will require us to delay, scale back or eliminate some or most of the aspects of our business plan. To the extent we raise additional capital by issuing equity securities, your percentage ownership in NAR would be diluted.

RISKS RELATED TO OUR BUSINESS

We have only recently been organized and face risks associated with the commencement of a new business.

We were incorporated in the State of Maryland on December 30, 2005, and through November 2006, were engaged in activities such as establishing of our management team, evaluating and purchasing royalty assets for acquisition and completing the private placement of equity capital.

We have a limited operating history and therefore are unable to provide you with significant financial and operating data with which you can more completely evaluate the results of our business plan. Because we are not yet fully capitalized, we cannot be certain that our business model will be successfully deployed. As a company with a limited operating history, we will face the inherent uncertainties of a new company and the risks described herein. We may incur significant expenses associated with addressing these risks.

Some of the proceeds of this offering may be used to pay our general and administrative expenses until revenues generated from the royalty interests to be acquired are sufficient to cover these expenses.

We have not completed enough acquisitions to date to demonstrate our ability to purchase royalty interests on a larger scale under favorable economic terms.

Although we intend to purchase non-cost bearing mineral and royalty interests, risks in the oil business still exist.

Although royalty interests that we will be acquiring will not bear any production and maintenance costs, the underlying working interest itself must remain profitable for the operator to continue to produce oil and gas from the well. Therefore, risks in the oil business borne by the operator that affect the profitability of a producing property also affect the royalty owner. Circumstances that negatively impact the cost of producing oil and gas can eventually cause that working interest to reach its economic limit and be plugged and abandoned by the operator. The result is that it adversely affects the estimated future cash flow we realize from the royalty interests acquired in such properties.

It will therefore be part of the ongoing due diligence of NAR to review all of its royalty interests on a regular basis to identify situations where wells may be approaching the economic limit of the property. Sale of these producing, but diminishing, royalty interests before they become unprofitable may mitigate some or most of this risk.

Additionally, it is a geological fact of life that every mineral-producing property has a finite life and at some point will cease producing. NAR shall seek to replenish its income stream by purchasing additional producing properties.

The acquisition costs we will pay for producing royalty interests will be determined based on reserve estimates that, in some cases, may be uncertain.

The accuracy of any reserve estimate is a function of the quality of available data, engineering interpretation and judgment, and the assumptions used regarding the quantities of recoverable crude oil and natural gas and the future prices of crude oil and natural gas. Petroleum engineers consider many factors and make many assumptions in estimating reserves. Those factors and assumptions include:

•	historical production compared with production rates from similar producing areas;

•	the effects of governmental regulation;

•	assumptions about future commodity prices, production and taxes;

•	the availability of enhanced recovery techniques; and

•	relationships with landowners, working interest partners, pipeline companies and others.

Changes in any of these factors and assumptions can materially change reserve and future net revenue estimates. If reserve estimates are inaccurate, production rates may decline at rates that are greater than originally anticipated, and future production revenues may be less than projected at the time of purchase.

Crude oil and natural gas prices are volatile and fluctuate in response to a number of factors; Lower prices will reduce the royalty income received by the Company.

The Company’s cash flow will be dependent upon the prices realized from the sale of crude oil and natural gas, and a material decrease in such prices could reduce the amount of cash generated from royalty assets. Crude oil and natural gas prices can fluctuate widely on a month-to-month basis in response to a variety of factors that are beyond the control of the Company. Factors that contribute to price fluctuation include, among others:

•	political conditions in major oil producing regions, especially in the Middle East;

•	worldwide economic conditions;

•	weather conditions;

•	the supply and price of domestic and foreign crude oil or natural gas;

•	the level of consumer demand;

•	the price and availability of alternative fuels;

•	the proximity to, and capacity of, transportation facilities;

•	the effect of worldwide energy conservation measures; and

•	the nature and extent of governmental regulation and taxation.

When crude oil and natural gas prices decline, the Company is affected in two ways. First, royalty income is reduced. Second, the production and sale of oil and gas from some of the Company’s properties may become unprofitable for the operator. It is impossible to predict future crude oil and natural gas price movements, and this reduces the predictability of future cash flow to the Company.

We will be competing with other oil and gas entities, such as investment funds and private royalty companies that are actively seeking to acquire producing royalties and minerals.

Many of our competitors are larger and have greater access to capital; they may therefore have a competitive advantage. However, to the best of our knowledge, there is not another public entity that owns significant producing royalty interests actively seeking to acquire more royalties. Most of the competition we will encounter will be from privately held entities seeking to acquire royalties and minerals for cash.

The loss of key management personnel could have an adverse effect on our ability to execute our business plan in the time and manner we are contemplating.

If our company were to lose the services of Garry P. Mauro, NAR’s President and Chief Executive Officer, our ability to engage certain investment banking firms active in underwriting IPOs could be made more difficult. Such an event could delay the formation of the MLP. Mr. Mauro’s background and experience in the management of mineral and royalty interests on a larger scale is a crucial factor in securing the capital needed for the formation of the MLP. He is the only member of our management team that has managed oil and gas royalty and mineral assets of the magnitude that we anticipate acquiring in our business plan.

An MLP and/or private limited partnerships with sufficient assets or “critical mass” must be created for our business plan to be successful and profitable for our shareholders.

The success of our business plan depends upon the management and acquisition fees we expect to earn from an MLP and/or private limited partnerships as the managing GP. We believe that a minimum of $100,000,000 in producing royalty interests must be acquired by the MLP to generate sufficient management and acquisition fee income to implement our business plan.

CONCENTRATED CONTROL RISKS

The management team collectively may have the voting power to make major decisions regarding the Company without the need of stockholder consent.

Presently our management team collectively owns 43.9% of the outstanding common stock. After this offering is completed our management and directors will own 28.7% of the outstanding common stock if the minimum number of shares are sold and 23.4% if the maximum number of shares are sold, assuming that all of the outstanding preferred stock is converted into common stock. Management and directors, therefore, have significant voting power in determining major decisions regarding our affairs, including decisions regarding whether or not to issue stock and for what consideration, whether or not to sell all or substantially all of our assets and for what consideration, whether or not to authorize more stock for issuance and whether or not to amend our charter or bylaws. The management and directors will also have significant voting power in the election of our directors and the determination of our future policies and business activities.

RISKS RELATING TO OUR SECURITIES AND THE MARKET FOR OUR SECURITIES

There is no public market for our common stock and if a market for our stock develops, it may be highly volatile.

No market currently exists for our shares, and none may develop following this offering. We intend to seek quotation of our common stock on the Over-the-Counter Bulletin Board (OTCBB). However, to be quoted on the bulletin board a NASD member firm market maker must file a form 211 application relating to the Company and our common stock. It is possible, though unlikely, that NAR would not be able to engage an NASD member to file a form 211 application on our behalf.

If a public market develops, the volume of trading in our common stock may be limited and could be dominated by a few individual stockholders. The limited volume could make the price of our common stock subject to manipulation by one or more stockholders and could significantly limit the number of shares that one can buy or sell in a short period of time.

Once a market in our stock is developed, our stock price may become highly volatile. As a result, it may be difficult to obtain timely quotations for the price of our securities. Should shareholders desire to dispose of their shares, this lack of timely information could affect the liquidity of our stock, and could even have an adverse effect its market price.

Further, it is not unusual for the market price of many companies’ securities to experience significant price and volume fluctuations unrelated to the operating performance of the underlying companies. Any such fluctuations may adversely affect the market price of NAR’s common stock, regardless of our actual operating performance. Under certain severe circumstances, shareholders may even be unable to make an orderly disposition of their shares, and could be forced to sell at a price far less than intended.

Another terrorist attack similar to the events that occurred on September 11, 2001 could have an adverse effect on our company.

A terrorist attack on the United States, similar to what happened on September 11, 2001, could prevent us from achieving the objectives of our business plan in a timely manner. Terrorist activities in the U.S. most likely would create adverse conditions in the financial markets and prevent or impair our company’s ability to obtain capital from public and private investors. Our ability to successfully implement our business plan could be impaired if we are unable to secure additional capital on a timely basis.

We do not plan to pay cash dividends on our common stock for the foreseeable future. Therefore, investors will be wholly dependent upon the market price for the common stock to realize an economic gain or benefit from their investment.

If we have a surplus, we intend to retain future earnings, if any, to finance royalty purchases. In addition, we plan to use a significant portion of future after-tax earnings to invest in the publicly traded units of our royalty MLP. Therefore, the growth of your investment will be dependent on the appreciation in the value of your shares. This growth will be primarily dependent upon the continual increase, if any, in the earnings of NAR and the development of a trading market in the shares of the common stock, which is not assured.

There is no assurance that a Master Limited Partnership can be created, or that if created, it will generate significant cash distributions.

NAR’s future earnings growth will be primarily dependent upon the increasing size of the MLP’s cash distributions to its shareholders. There is no assurance that a Master Limited Partnership can be created or, that if created, it will generate significant cash distributions. Because the price of our common stock is generally dependent on the amount and growth of the fees and distributions from the MLP, increase in the price of NAR’s common stock will be directly connected to the success and growth of the MLP.

The net proceeds from the sale of the shares offered herein will establish our company as a going concern but will be insufficient to achieve the financial objectives in our business plan.

The Company will need additional capital in an amount of approximately $8,000,000 after this offering to fully implement our business plan. Most of this post-IPO capital will be needed to purchase additional producing royalty interests as a source of additional cash flow to facilitate the ongoing management of our proposed royalty MLP. We anticipate that approximately $1,500,000 of capital will be needed to fund the formation of, and pay the costs of, a public offering for the MLP. At this point, we have no firm commitments for any additional financing.

The Company may not be able to meet the criteria for its common stock to qualify for a listing on a national securities exchange.

NAR will be responsible for establishing investment banking relationships on behalf of the MLP. We believe that this process will require the Company’s common stock to be listed on a national securities exchange such as the American Stock Exchange (AMEX). There can be no assurance that the Company will be able to meet the listing requirements of the AMEX or other national exchange in the foreseeable future.

Because our stock is considered a “penny stock”, any investment in our stock is classified as a high-risk investment and is subject to restrictions on marketability.

Our common stock is a “penny stock” within the meaning of Rule 15g-9 to the Securities Exchange Act of 1934, which is generally defined as an equity security with a price of less than $5.00. Our common stock is subject to rules that impose sales practice and disclosure requirements on certain broker-dealers who engage in certain transactions involving a penny stock. Under the penny stock regulations, a broker-dealer selling penny stock to anyone other than an established customer or “accredited investor” must make a special suitability determination for the purchaser and must receive the purchaser’s written consent to the transaction prior to the sale, unless the broker-dealer is otherwise exempt. An individual with a net worth in excess of $1,000,000, or annual income exceeding $200,000 individually or $300,000 together with his or her spouse is considered an accredited investor.

In addition, the penny stock regulations require the broker-dealer to:

•

deliver, prior to any transaction involving a penny stock, a disclosure schedule prepared by the Securities and Exchange Commission (the “SEC”) relating to the penny stock market, unless the broker-dealer or the transaction is otherwise exempt;

•	disclose commissions payable to the broker-dealer and the registered representatives of the broker-dealer and current bid and offer quotations for the securities; and

•

send monthly statements disclosing recent price information with respect to the penny stock held in a customer’s account, the account’s value and information regarding the limited market in penny stocks.

Because of these regulations, broker-dealers may encounter difficulties in their attempt to sell shares of our common stock, which may affect the ability of holders of our capital stock to sell their shares in the secondary market and could possibly reduce the level of trading activity in the secondary market. These additional sales practice and disclosure requirements could impede the sale of our securities by investors in this offering. In addition, the liquidity of our securities may be decreased, with a potential decrease in the share price of our securities. Our common stock will be subject to such penny stock rules and our stockholders could find it difficult to sell their common shares.

Certain provisions of our Certificate of Incorporation and Maryland law may make it more difficult for a third party to effect a change- in-control.

Our Certificate of Incorporation authorizes the Board of Directors to issue up to 10,000,000 shares of preferred stock. The preferred stock may be issued in one or more series, the terms of which may be determined at the time of issuance by the Board of Directors, without further action by the stockholders. These terms may include voting rights, including the right to vote as a series on particular matters, preferences as to dividends and liquidation, conversion rights, redemption rights and sinking fund provisions. The issuance of any preferred stock could be potentially dilutive to the holders of our common stock, and therefore could reduce the value of such common stock. In addition, specific rights granted to future holders of preferred stock could be used to restrict our ability to merge with, or sell assets to, a third party. The ability of the Board of Directors to issue preferred stock could make it more difficult, delay, discourage, prevent or make it more costly to effect a change-in-control of the Company and thereby impede the sale of our securities by stockholders and/or reduce the price of such securities.

Maryland’s corporate take-over statute affords the Company protection in potential “business combinations” with parties who are “interested stockholders.” Such a business combination requires the approval of 80 percent of all outstanding shares and two-thirds of the outstanding shares that are disinterested in the business combination.

An “interested stockholder” is one that is the beneficial owner of 10 percent or more of the voting power of the corporation after the date the corporation had 100 or more beneficial owners of its stock. A “business combination” includes, among other transactions, a merger or share exchange, a sale, lease or transfer in a 12-month period to an interested stockholder of assets valued at 10 percent or more of the market value of the Company’s outstanding stock or its net worth, and the issuance to an interested stockholder of equity securities of the Company valued at 5 percent or more of the Company’s market value. These provisions are subject to many qualifications and exceptions.

RISKS RELATING TO THIS OFFERING

The offering price was determined based upon negotiations with the underwriter and may not be reflective of the true value of our securities.

The offering price per share of the common stock being offered hereby was determined through negotiations between the underwriter and us and is not necessarily related to our assets, book value, financial condition or any other recognized criteria of value.

No commitment exists by anyone to purchase all or any part of the shares being offered herein.

Unless a minimum of 170,000 shares of our common stock is purchased prior to the end of the offering period, no shares of our common stock will be sold. There is no assurance that subscriptions from investors to purchase the minimum number of shares shall be received by us before the offering period expires.

There is a significant difference between the net proceeds to the company from the sale of 170,000 shares for gross proceeds of $500,000 and the sale of 800,000 shares for gross proceeds of $2,400,000, the minimum and maximum offering amounts. If only the minimum offering amount is sold, the Company would not have the necessary cash to acquire royalty interests with sufficient income to generate a breakeven level of cash flow. In such a case, additional follow-on capital would be mandatory for NAR to reach its financial objectives. There is no assurance that any additional capital could be raised by us on terms satisfactory to us.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This document contains forward-looking statements which reflect our views with respect to future events and financial performance. These forward-looking statements are subject to various uncertainties and other factors that could cause actual results to differ materially from such statements. These forward-looking statements are identified by, among other things, the words “anticipates”, “believes”, “estimates”, “expects”, “plans”, “projects”, “targets” and similar expressions. Readers are cautioned not to place undue reliance on these forward-looking statements which speak only as of the date the statement was made. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Important factors that may cause actual results to differ from those projected include the risk factors specified above.

GLOSSARY

The following is a glossary of some of the terms used in this Prospectus:

Company: North American Royalty Corp., a Maryland corporation.

Mineral Fee Interest: The ownership in land, which gives the owner the right to access the surface of the land and explore, drill, produce, mine or otherwise exploit the minerals underlying the surface fee.

Oil and Gas Lease: An instrument by which a mineral fee owner grants to a lessee, for a specific period of time, the right to explore for oil and gas underlying the lands covered by the lease, and the right to produce any oil and gas so discovered. The lease continues to be in force for so long as oil and gas is produced in commercial quantities.

Overriding Royalty: A percentage interest, created or carved out of the working interest, of the income stream which is free of any costs of exploration and production, including maintenance and monthly operating expenses. An overriding royalty interest terminates when the underlying oil and gas lease terminates.

Primary Term: The period of time during which an oil and gas lease may continue to remain in force and effect even though there is no oil and gas production. Generally, the terms of the lease require the lessee to either conduct drilling operations on the leased land or pay periodic delay rentals.

Royalty Interest: A specified percentage of any oil and gas produced, or of the proceeds from the sale of any oil and gas produced. The royalty interest is free of the costs of 1) drilling and equipping a well to make it productive, 2) all subsequent workover and maintenance costs and 3) all monthly operating costs and expenses. A royalty interest represents the ownership interest in the oil and gas production or income which the owner of the mineral estate retains upon execution of an oil and gas lease.

Term Mineral and Royalty Interests: Mineral or royalty interests that are granted or reserved for a specific period of time. Usually theses interests are for a specified period of time or as long thereafter as oil and gas are produced from the lands involved.

Working Interest: The interest acquired by a lessee under an oil and gas lease, also referred to as the leasehold estate. The owner of the working interest has the exclusive right to exploit the oil and gas underlying the lands covered by the oil and gas lease, and is required to bear all of the costs and to assume all of the risks of any operations conducted under such lease, including all costs of drilling, equipping, maintaining and operating any wells drilled on the lands subject to such lease.

Net Profits Interest: An interest created out of the working interest of an oil and gas lease. A net profits interest is determined by deducting the costs normally associated with a working interest, but it is not assessable for costs in excess of revenues. These interests are not cost free and should not be confused with mineral and royalty interests.

USE OF PROCEEDS

The proceeds from the sale of the shares will be used as follows:

	Estimated Amounts
	Minimum Offering	Maximum Offering
Expenses of the offering:
Sales commissions	$40,800	$192,000
Legal and accounting	85,000	85,000
Other	101,500	106,500
Purchase of producing oil and gas royalty interests	222,700	1,956,500
Working capital	60,000	60,000

	$510,000	$2,400,000

DETERMINATION OF OFFERING PRICE

The offering price was determined by negotiations with the underwriter. This price was arbitrarily selected and does not have any relationship to any established criteria such as book value or current earnings per share. The offering price we set for our common stock was not based on past earnings, nor is it indicative of potential market value of the assets that we own.

DILUTION

Following the incorporation of our company in December 2005, and prior to the commencement of the public offering described herein, we sold shares of common stock, Series A Preferred Stock and convertible notes payable as follows:

	No. of Shares		Price per Share
Officers, directors, promoters and other parties	1,810,666	(1)	$0.13	(1)
Shares of common stock issuable to purchasers of Series A Preferred Stock upon conversion	787,500	(2)	$1.00	(2)
Shares of common stock issuable upon the conversion of notes payable	116,667	(3)	$3.00	(3)
Shares of common stock issuable upon the exercise of stock purchase warrant	100,000	(4)	$3.00	(4)

(1)	1,407,500 shares were issued for $.01 per share, 217,500 shares were issued for $.02 per share and 185,666 shares were issued for $1.20 per share.
(2)

78,750 shares of Series A Preferred Stock were sold at $10 per share, which automatically convert into the number of shares of common stock equal to the Subscription Price divided by one-third of the price per share that the Company sells its common stock in this offering. Assumes that the Series A Preferred Stock converts into an aggregate of 787,500 shares of common stock at a price equivalent of $1.00 per share of common stock based on offering price of $3.00 per share.

(3)	A total of $350,000 in convertible notes payable were sold, which are convertible into common stock at a price of $3.00 per share.
(4)	A stock purchase warrant for 100,000 shares of common stock at an exercise price of $3.00 per share, which expires in July 2010, was granted to a noteholder.

Dilution is the difference between the purchase price paid by the investors for their shares and the net tangible book value of the securities after the offering. The net tangible book value of a security is equal to the Company’s tangible net worth (tangible assets minus total liabilities) divided by the number of shares of the securities outstanding. Prospective investors that purchase shares in this offering will incur immediate and substantial dilution as follows:

As of September 30, 2007	Minimum Offering		Maximum Offering
	Per Share(1)
Net tangible book value before the offering	$0.07	(2)	$0.07	(2)
Pro forma net book value after the offering	$0.16	(3)	$0.65	(4)
Increase in net tangible book value	$0.09		$0.58
Per share price paid by investors	$3.00		$3.00
Amount of dilution to investors	$2.84		$2.35

(1)	The per share amounts shown above assume that the 78,750 shares of Series A convertible preferred stock are converted into a total of 787,500 shares of common stock. The effect of the conversion of $350,000 of notes payable and the exercise of the stock purchase warrant for 100,000 are not included in the per share amounts because both are priced at $3.00 per share, which is equal to the price of the common shares in this offering.
(2)	Based on stockholders’ equity of $166,975 as set forth in the Company’s September 30, 2007 unaudited balance sheet.
(3)	The sum of $166,975 plus net offering proceeds of $469,200 if the minimum offering is sold less offering costs of $186,500 divided by 2,758,166 shares outstanding after the offering.
(4)	The sum of $166,975 plus net offering proceeds of $2,208,000 if the maximum offering is sold less offering costs of $191,500 divided by 3,388,166 shares outstanding after the offering.

UNDERWRITING AND PLAN OF DISTRIBUTION

We, by and through the underwriter, are offering the shares of common stock at $3.00 per share on a “best efforts”, Minimum/Maximum basis. This means that the minimum number of shares that can be sold in the offering is 170,000 and the maximum number of shares that can be sold in the offering is 800,000. These shares will be offered for sale during an offering period which extends for six (6) months following the effective date of this registration statement, provided however, that if the minimum number of shares are not sold within one hundred twenty (120) days of the effective date of this registration statement, the offering period will end on the one hundred twentieth day after the effective date of this registration statement. All proceeds received for the offering will be promptly deposited in an escrow account and will not be released to us unless at least 170,000 shares are sold on or before the earlier of 120 days after the date of this prospectus or the date that we have sold all of the shares offered under this prospectus. If this threshold is not reached within the prescribed time, all funds placed in the escrow account will be promptly returned, without interest or deduction.

Should we accept subscriptions for at least 170,000 shares of common stock within the offering period, we will promptly receive the proceeds of such sales, less offering expenses, and may continue to offer additional shares of our common stock until the subscriptions for an aggregate of 800,000 shares of our common stock shall have been accepted by us on or prior to the end of the offering period. Therefore, it is possible that purchasers of the shares may have their funds in escrow for as many as 120 days before the offering is closed.

If it becomes necessary to achieve the minimum offering, our company’s officers, directors and employees each have the right to purchase up to 10% of the shares in this offering. Such right to purchase shares of this offering is limited to a total of 20% of the offering for all officers, directors and employees as a group. Purchasers will have no right to the return of their funds during the term of the escrow.

Our officers and directors may introduce the underwriter to persons to consider this offering and to purchase securities either through the underwriter or through participating dealers. In this connection, no securities have been reserved for those purchases, and officers and directors will not receive any commissions or any other compensation.

We have agreed to pay to the underwriter a commission or underwriting discount of eight percent of the gross proceeds of this offering. At each Closing, we will issue to the underwriter and/or persons related to the underwriter, for nominal consideration, warrants to purchase up to an amount equal to seven percent (7%) of the total number of shares of our common stock which have been sold at such closing. These warrants are sometimes referred to in this prospectus as underwriter’s warrants. The underwriter warrants will be exercisable for a five-year period commencing on the effective date of the registration statement for this offering. The initial exercise price of each underwriter warrant shall be $3.30 per underlying share. The underwriter warrants will be restricted from sale, transfer, assignment or hypothecation for a period of twelve months from the effective date by the holder, except (i) to officers of the Underwriter and members of the selling group and officers and partners thereof; (ii) by will; or (iii) by operation of law.

We must pay all expenses normally related to an underwriting including, but not limited to, the fees and expenses of legal counsel for us and the underwriter, printing, accounting, postage and SEC, NASD and state filing fees. The underwriter will pay the expenses relating to obtaining meeting rooms, food and beverage charges, travel and other expenses related to holding informational meetings with respect to the offering for institutional and retail investors. We have advanced $7,500 to the underwriter to apply to its expenses incurred in this offering.

For a period of two years after the closing of this offering: 1) we have granted the underwriter the right of first refusal to act as the financial advisor and underwriter in any public or private offering effected by us for which the underwriter shall be entitled to receive compensation that is at least as favorable as the compensation provided in this offering, 2) should any investor introduced to us by the underwriter invest in our securities, the underwriter would be entitled to receive compensation consisting of commissions and warrants in the same percentages as in this offering on such sale, and 3) if the underwriter introduces an acquisition or merger candidate to the Company and the acquisition or merger is consummated, the Company agrees to pay the underwriter compensation calculated in accordance with the Lehman formula. The Lehman formula provides compensation as follows: 5% of the first million dollars involved in the transaction, 4% of the second million, 3% of the third million, 2% of the fourth million and 1% of everything thereafter (above $4 million).

Prior to this offering, there has been no public market for our common stock. Consequently, the initial public offering price of the common stock has been determined through negotiations between the underwriter and us.

The initial public offering price does not necessarily bear any relationship to our assets, book value, earnings or other established criteria of value. Such price is subject to change as a result of market conditions and other factors, and no assurance can be given that a public market for the securities will develop after the closing of the initial public offering, or if a public market in fact develops, that such public market will be sustained, or that the securities can be resold at any time at the offering or any other price. See “Risk Factors.”

The underwriter’s warrants contain provisions providing for appropriate adjustment in the event of any merger, consolidation, recapitalization, reclassification, stock dividend, stock split or similar transaction. The underwriter’s warrants contain net issuance provisions permitting the holders thereof to elect to exercise the underwriter warrants in whole or in part and instruct us to withhold from the securities issuable upon exercise, a number of securities, valued at the current fair market value on the date of exercise, sufficient to pay the exercise price. Such net exercise provision has the effect of requiring us to issue shares of common stock without a corresponding increase in capital. A net exercise of the underwriter’s warrants will have the same dilutive effect on the interests of our shareholders as will a cash exercise. The underwriter’s warrants do not entitle the holders thereof to any rights as a shareholder until such underwriter’s warrants are exercised and shares of common stock are purchased thereunder.

The underwriter’s warrants and the securities issuable thereunder may not be offered for sale, except in compliance with the applicable provisions of the Securities Act of 1933, as amended (the “Securities Act”). We have agreed that if we shall cause a post-effective amendment, a new registration statement, or similar offering document to be filed with the SEC, the holders shall have the right, for five (5) years from the effective date, to include in such registration statement or offering statement the underwriter’s warrants and/or the securities issuable upon their exercise at no expense to the holders. Additionally, we have agreed that, upon request by the holders of 50% or more of the underwriter’s warrants during the period commencing one year from the effective date and expiring four years thereafter, we will, under certain circumstances, register the underwriter’s warrants and/or any of the securities issuable upon their exercise.

We have agreed to indemnify the underwriter against any costs or liabilities incurred by the underwriter by reason of misstatements or omissions to state material factors in connection with the statements made in the registration statement of which this prospectus is a part. The underwriter has in turn agreed to indemnify us against any costs or liabilities by reason of misstatements or omissions to state material facts in connection with the statements made in the registration statement, including this prospectus, based on information relating to the underwriter and furnished in writing by the underwriter. To the extent that these provisions may purport to provide exculpation from possible liabilities arising under the federal securities laws, in the opinion of the SEC, such indemnification is contrary to public policy and therefore unenforceable.

The underwriter has informed us that it does not expect sales to individual accounts over which the underwriter has discretionary authority to exceed 5% of the shares of the common stock being offered.

The foregoing is a summary of the principal terms of the agreements described above and does not purport to be complete. Reference is made to copies of each such agreement which are filed as exhibits to the registration statement that includes this prospectus.

LEGAL PROCEEDINGS

Neither the Company nor any of its officers or directors is the subject of any pending legal proceeding. We are not aware of any legal proceeding contemplated by a governmental authority or any other person.

DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS

AND CONTROL PERSONS

Set forth below are the names of each of the directors, executive officers and significant employees of, or consultants to, the Company and a description of the business experience of each. All terms of office are for one year.

NAME	AGE	OFFICE HELD	OFFICE HELD SINCE	TERM OF OFFICE EXPIRES
Garry P. Mauro	59	President, CEO and Director	2006 2006	7-08 7-08
William J. Amdall	54	Chief Financial Officer, Vice President and Secretary	2005	7-08
William Wolfson	56	Vice President	2007	7-08
James F. Smith	70	Director	2005	7-08
George E. Green	70	Director	2007	7-08
Malcolm Wilson	81	Advisory Director	n/a	n/a

Garry P. Mauro. Mr. Mauro received a B.A. degree from Texas A&M University in 1970 and a J.D. degree from the University of Texas in 1974. Mr. Mauro was Texas Deputy Comptroller from 1975 to 1977. He was Texas Land Commissioner from 1983 to 1999. As such, he was responsible for managing more than 22 million acres of public lands and minerals upon which there are approximately 18,000 producing oil and gas wells. The royalty payments from these wells go to various Texas government departments, most predominately, the Permanent School Fund, a trust fund that supports public education in Texas.

During his tenure, the Texas in-kind royalty payment program, and the marketing of the royalty volumes of oil and gas taken in-kind, was greatly expanded and enhanced. The State’s marketing of its royalty gas ranks it as one of the top 50 largest producers of natural gas in the United States. He has extensive experience in dealing with most segments of the oil and gas industry, including the 20 state royalty owners associations. He has also served as Director of the Federal National Mortgage Association, which is listed on the NYSE. During the past five years Mr. Mauro has been engaged in the private practice of law as a sole practitioner. He will devote a minimum amount of time to the affairs of our Company until we complete the post-IPO equity financing pursuant to our business plan. Upon completion of the post-IPO equity placement, Mr. Mauro will devote substantially all of his time to the affairs of our Company.

William J. Amdall. Mr. Amdall began his career with Peat, Marwick, Mitchell & Co. (now KPMG Peat Marwick) in June 1977 after receiving a BBA in Accounting from The University of North Texas. From 1980 to 1991 he served as the Chief Financial Officer of three publicly traded oil and gas companies (of which he was a co-founder of Toltec Royalty Corporation) where he gained experience in financial reporting and SEC regulations, mergers and acquisitions, public and private financings, and shareholder/investor relations. During the last five years Mr. Amdall’s principal occupation was financial consulting as a sole proprietor, primarily doing contract CFO work. Mr. Amdall devotes 100 percent of his time to the affairs of our Company.

William Wolfson. Mr. Wolfson studied petroleum engineering at the University of Oklahoma and the University of Texas. He is a third generation oilman that was a partner with his father and uncles in Wolfson Oil Company (now owned by W.R Grace). Mr. Wolfson has engineering and land experience, being involved in the funding, leasing, drilling, completion and operations of oil and gas wells in five states. He has managed oil and gas properties, including royalty and minerals interests for privately held and family owned entities. During the past five years his principal occupation has been a sole proprietor engaged in land and engineering projects in South Texas, East Texas, the Barnett Shale and the Anadarko Basin.

James F. Smith, Mr. Smith received a Bachelor of Business Administration degree in Banking and Finance in 1958 from Southern Methodist University. He attended the Graduate School of Business Administration during 1959-1960 at the University of Texas at Austin. After leaving college he embarked on a career in the oil and gas business, in partnership with his father. He was also active in the ownership of several banks and savings and loan associations from 1958 through 1972. Mr. Smith joined the family oil and gas business in 1961 and has been engaged in the domestic oil and gas industry for over forty years. His companies have drilled several hundred wells during this period. He has completed four initial public offerings for companies of which he was a founder and an executive officer: PetroDynamics, Inc. in 1968; Toltec Oil & Gas, Inc. in 1979; Toltec Royalty Corporation in 1980; and General American Royalty in 1996. PetroDynamics merged with an AMEX traded oil company in 1972. Toltec Royalty Corporation was acquired by an American Stock Exchange company in 1982. Toltec Oil & Gas, Inc. was merged with a public company in 1983 that later became Coda Energy, Inc. General American Royalty merged with a UK-based company in 1998. PetroDynamics, Toltec Royalty and General American Royalty owned oil and gas royalty interests. During the past five years Mr. Smith has been self-employed and has worked on a similar business plan that preceded our plan.

George E. Green. Mr. Green received a Bachelor of Business Administration degree from the University of Texas at Austin in 1958, majoring in corporate finance, with a minor in stock market theory and pricing. From 1961 until 1979 he was a stock and commodities broker and was affiliated with the underwriter of PetroDynamics with Mr. Smith in 1968. From 1979 until the present, he has served as the owner and operator of George E. Green Investments, which manages family-owned assets including oil and gas production.

Malcolm E. Wilson, Jr. Mr. Wilson is a professional petroleum geologist. From 1948 to 1975, he was employed by General American Oil Company of Texas (“GAO”), where he became chief geologist and exploration manager. Mr. Wilson has been recognized for finding more than one trillion cubic feet of natural gas from new wells drilled by GAO on his recommendations. From 1975 through 1991 he was the President and Chief Executive Officer of Baruch-Foster Corporation, which was merged with a NYSE listed oil company. Baruch-Fosters’s shares increased from $2.00 per share to $44.00 per share during the time he was President and CEO.

Mr. Wilson has managed his personal investments (primarily mineral, royalty, and overriding royalty interests) during the past five years. Mr. Wilson has considerable experience as a geologist, which includes geological and geophysical mapping for the companies and clients with which he was associated in many of the major oil and gas fields in Louisiana, Texas, Oklahoma, New Mexico, Mississippi, Alabama, the Rocky Mountain states, the Gulf of Mexico, and several foreign countries. He was a founding director of General American Royalty in 1996.

No executive officer, director, person nominated to become a director, promoter or control person of our company has been involved in legal proceedings during the last five years such as

•	bankruptcy,

•	criminal proceedings (excluding traffic violations and other minor offenses),

•	proceedings permanently or temporarily enjoining, barring, suspending or otherwise limiting his involvement in any type of business, securities or banking activities, or

•

have been found by a court of competent jurisdiction in a civil action, or in proceedings before the SEC or the Commodity Futures Trading Commission, to have violated a federal or state securities or commodities law.

There are no family relationships among any of our officers and directors.

EXECUTIVE COMPENSATION

Executive Compensation.

James F. Smith and Garry Mauro, each of whom held or holds the office of president of the Company, did not receive any cash compensation during the period from inception of the Company through December 31, 2006. Mr. Smith and Mr. Mauro received total compensation of $2,500 each during the period, which was comprised of 250,000 shares of common stock valued at $.01 per share. No other officer or employee received total remuneration of $100,000 during such period.

Upon completion of our post-IPO equity financing, Mr. Mauro will devote substantially all of his time to the affairs of our company and he will receive a salary.

Employment Contracts and Stock Options

We have no written or verbal employment agreements with any of our executive officers nor do we have stock option plan. There are no outstanding stock options issued to any person.

Compensation of Directors

We have no standard arrangements pursuant to which directors are compensated for any services as directors, including compensation for committee participation or special assignments. During the past fiscal year, no director received compensation for services as a director.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL

OWNERS AND MANAGEMENT

The following table shows information as of December 31, 2007 with respect to each beneficial owner of more than 5 percent of each class of voting stock of the Company and to each of the officers and directors of the Company individually and as a group:

			% OF CLASS
PERSON	NO. OF SHARES		As of December 31, 2007 (1)(2)(3)	After Conversion of Series A Preferred Stock (5)
Garry P. Mauro P.O. Box 13083 Austin, Texas 78711	250,000		13.8%	9.6%

James F. Smith 4344 Travis St. Dallas, Texas 75205	275,000	(4)	15.2%	10.6%

William J. Amdall 3709 Wooded Creek Dr. Farmers Branch, Texas 75244	200,000		11.1%	7.7%

George E. Green 3801 Lynette St. Amarillo, Texas 79109	50,000		2.8%	1.9%

Malcolm Wilson 10432 Barrywood Dr. Dallas, Texas 75230	20,000		1.1%	0.8%

Douglas Weedon (6) 8100 Silverado Trail McKinney, Texas 75070	125,000		6.9%	4.8%

Officers and Directors as a group (5 persons)	795,000		43.9%	30.6%

(1)	Beneficial ownership is determined in accordance with the rules of the SEC and generally includes having sole or shared voting or investment power with respect to securities. Each of the beneficial owners listed above has direct ownership of and sole voting power and investment power with respect to the shares of our common stock reported as beneficially owned such person as of December 31, 2007.
(2)	A total of 1,810,666 shares of our common stock were outstanding as of December 31, 2007. For each beneficial owner above, in calculating the number of shares of common stock beneficially owned, any shares of common stock issuable to such person within 60 days upon exercise of options have been included in both the numerator and the denominator.

(3)	Does not include 787,500 shares of common stock that are issuable upon the conversion of the 78,750 outstanding shares of Series A Preferred Stock. The conversion will automatically occur at such time that the Company’s registration statement is declared effective by the SEC pursuant to this offering.
(4)	Includes 5,000 shares of Series A Preferred Stock, which automatically convert into 50,000 shares of common stock upon the completion of this offering.
(5)	Gives effect to the issuance of 787,500 shares of common stock upon the conversion of the 78,750 outstanding shares of Series A Preferred Stock. The conversion will automatically occur at such time that the Company’s registration statement is declared effective by the SEC pursuant to this offering.
(6)	Mr. Weedon is neither an officer or director of the Company.

Change in Control

There are no arrangements that may result in a change in control of our company.

DESCRIPTION OF SECURITIES

The Company is authorized to issue 50 million shares of common stock, $0.001 par value and 10 million shares of preferred stock, $0.001 par value. There are 1,800,666 outstanding shares of common stock as of December 31, 2007, which are fully paid and nonassessable. There are 78,750 outstanding shares of Series A Preferred Stock as of December 31, 2007, which are fully paid and nonassessable.

Common Stock

Voting Rights

Holders of shares of common stock are entitled to one vote per share on all matters submitted to a vote of the shareholders. Shares of common stock do not have cumulative voting rights, which means that the holders of a majority of the shareholder votes eligible to vote and voting for the election of the Board of Directors can elect all members of the Board of Directors.

Dividend Rights

Holders of record of shares of common stock are entitled to receive dividends when and if declared by the Board of Directors out of funds of the Company legally available therefor.

Liquidation Rights

Upon any liquidation, dissolution or winding up of the Company, holders of shares of common stock are entitled to receive pro rata all of the assets of the Company available for distribution to shareholders after distributions are made to the holders of the Company’s preferred stock who have superior rights upon a liquidation of the Company.

Preemptive Rights

Holders of common stock do not have any preemptive rights to subscribe for or to purchase any stock, obligations or other securities of the Company.

Registrar and Transfer Agent

The Company’s registrar and transfer agent is Securities Transfer Corporation, located at 2591 Dallas Parkway Suite 102 Frisco, TX 75034. Its phone number is (469) 633-0101.

Dissenters’ Rights

Under current Maryland law, a stockholder is afforded dissenters’ rights, which, if properly exercised, may require the Company to purchase the stockholder’s shares. Dissenters’ rights commonly arise in extraordinary transactions such as mergers, consolidations, reorganizations, substantial asset sales, liquidating distributions, and certain amendments to the Company’s certificate of incorporation.

Preferred Stock

The Company is authorized to issue 10 million shares of preferred stock, $0.001 par value.

The preferred stock or any series thereof shall have such designations, preferences and relative, participating, optional or special rights and qualifications, limitations or restrictions thereof as shall be expressed in the resolution or resolutions providing for the issue of such stock adopted by the board of directors and may be made dependent upon facts ascertainable outside such resolution or resolutions of the board of directors, provided that the manner in which such facts shall operate upon such designations, preferences, rights and qualifications, limitations or restrictions of such class or series of stock is clearly and expressly set forth in the resolution or resolutions providing for the issuance of such stock by the board of directors.

Series A Convertible Preferred Stock

Of the 10 million shares of preferred stock authorized to be issued, we have designated a Series A Preferred Stock consisting of 2 million shares having a par value of $.001 per share. As of December 31, 2007, there are 78,750 shares of Series A Preferred Stock issued and outstanding.

Voting Rights

The Series A Preferred Stock does not have any voting rights.

Dividend Rights

Holders of Series A Preferred Stock are not entitled to receive any dividends.

Conversion Rights

Shares of Series A Preferred Stock are convertible into shares of common stock of the Company into a number of shares of common stock equal to the Series A Preferred Stock’s subscription price of $10.00 per share divided by one-third (1/3) of the offering price of the Company’s first registered, public offering of shares of its common stock. Therefore, based on this offering being made at a price of $3.00 per share, the Series A Preferred Stock shall automatically convert into common stock at a rate of 10 shares of common stock for each share of Series A Preferred Stock. Such conversion will be mandatory and requires the Series A Preferred Stock to convert into shares of common stock at such time that the registration statement is declared effective by the SEC (however if a registration statement is not declared effective before December 31, 2007, and therefore the conversion feature is not triggered before December 31, 2007, the holders of the Series A Preferred Stock may, at their sole option, convert not less than all of the shares of Series A Preferred shares held into shares of common stock, at a conversion rate of ten shares of common stock for each share of Series A Preferred Stock; such right to convert shall expire two years from the date the shares of Series A Preferred Stock were purchased).

Liquidation Rights

Upon any liquidation, dissolution or winding up of the affairs of the Company, each share of the Series A Preferred Stock is entitled to a liquidation preference of $10.00 per share, or if the amount available to pay such preference is less than $10.00 per share, the pro rata share of the amount available for distribution based on the number of Series A Preferred Stock outstanding.

Preemptive Rights

Holders of Series A Preferred Stock do not have any preemptive rights to subscribe for or to purchase any stock, obligations or other securities of the Company.

Dissenters’ Rights

Under current Maryland law, a stockholder is afforded dissenters’ rights, which, if properly exercised, may require the Company to purchase such stockholder’s shares. Dissenters’ rights commonly arise in extraordinary transactions such as mergers, consolidations, reorganizations, substantial asset sales, liquidating distributions, and certain amendments to the Company’s certificate of incorporation.

The Company has amended its articles of incorporation to provide that of the 10,000,000 authorized shares of preferred stock, the board of directors, by a majority vote, may classify or reclassify any unissued shares of stock from time to time by changing the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends, qualifications, or terms or conditions of redemption of the stock.

Change of Control

Other than for the authorization of blank check preferred stock, there are no provisions in our charter or bylaws that would delay, defer or prevent a change in control. The Company’s Board of Directors has the power to classify/reclassify and designate rights and preferences on the Company’s 10,000,000 authorized shares of preferred stock that have not been previously issued. Therefore 9,212,500 shares of the Company’s preferred stock is available for the Board of Directors to issue or sell without the approval of our stockholders.

INTEREST OF NAMED EXPERTS AND COUNSEL

Thomas J. Kenan is named in the Registration Statement of which this Prospectus is a part as having given an opinion on various matters. Mr. Kenan beneficially owns 10,000 shares of common stock of the Company. His spouse, Marilyn C. Kenan, is the trustee and sole beneficiary of the Marilyn C. Kenan Trust, which is the record owner of these shares of common stock of the Company. Mr. Kenan disavows any beneficial interest in the shares owned of record by such trust.

LaRoche Petroleum Consultants, Ltd. is named in the Registration Statement of which this Prospectus is a part as an expert with respect to the Company’s oil and gas reserve information. William LaRoche, the Managing Director and 100% owner of LaRoche Petroleum Consultants, Ltd., beneficially owns 5,000 shares of common stock of the Company.

INDEMNIFICATION

Under Maryland corporation law, a corporation is authorized to indemnify officers, directors, employees and agents who are parties or threatened to be made parties to any civil, criminal, administrative or investigative suit or proceeding by reason of the fact that they are or were a director, officer, employee or agent of the corporation or are or were acting in the same capacity for another entity at the request of the corporation. Such indemnification includes reasonable expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement if they acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the corporation.

In the case of any action by the corporation against such persons, the corporation is authorized to provide similar indemnification, but if any such persons should be adjudged to be liable for negligence or misconduct in the performance of duties to the corporation, the court conducting the proceeding must determine that such persons are nevertheless fairly and reasonably entitled to indemnification.

To the extent any such persons are successful on the merits in defense of any such action, suit or proceeding, Maryland law provides that they shall be indemnified against reasonable expenses, including attorney fees. A corporation is authorized to advance anticipated expenses for such suits or proceedings upon an undertaking by the person to whom such advance is made to repay such advances if it is ultimately determined that such person is not entitled to be indemnified by the corporation.

Indemnification and payment of expenses provided by Maryland law are not deemed exclusive of any other rights by which an officer, director, employee or agent may seek indemnification or payment of expenses or may be entitled to under any bylaw, agreement, or vote of stockholders or disinterested directors. In such regard, a Maryland corporation may purchase and maintain liability insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation.

As a result of such corporation law, our corporation may, at some future time, be legally obligated to pay judgments (including amounts paid in settlement) and expenses in regard to civil or criminal suits or proceedings brought against one or more of its officers, directors, employees or agents, as such.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions or otherwise, the Company has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

DESCRIPTION OF BUSINESS

Business Development

We were incorporated in Maryland in December 2005 and commenced operations in December 2006 when we made our first acquisition of producing royalty interests. Prior to December 2006, we engaged in start up activities, established our management team, developed our business plan, obtained equity capital through a private placement and evaluated potential royalty acquisitions.

Business of the Company

We are a development stage corporation organized for the purpose of initially acquiring and owning income-producing royalty and mineral fee assets for our own account. Shortly after the completion of this offering, we intend to create and manage a Master Limited Partnership (“MLP”) that will acquire producing mineral, royalty, and overriding royalty interests. We expect that the MLP will obtain its beginning capital through an initial public offering of partnership units.

We plan to use available cash and cash from the sale of shares of our common stock, including the proceeds from this offering, to purchase mineral and royalty interests. We plan to purchase only true royalty interests, which are revenue-producing interests that are a percentage of the gross revenue from a producing well.

Recent Activities

In November 2006 we completed a private equity offering, in which we sold an aggregate of 78,750 shares of our Series A Preferred Stock, for the total purchase price of $787,500. The net proceeds from the offering were used for working capital and to acquire producing royalty and mineral interests. As of September 30, 2007, we have acquired producing mineral and royalty interests in oil and gas wells located in Texas and Oklahoma at an aggregate cost of $145,370.

The Company obtained capital of $25,000 and $325,000 in February 2007 and July 2007, respectively, in the form of convertible debt from three private investors. All of the notes bear interest of the rate of 7% per annum, which is payable on the last day of each calendar quarter until maturity. The maturity date is two years from the date of each note agreement.

One of the aforementioned transactions was completed in July 2007 for $300,000; the promissory note agreement evidencing such investment requires the Company to acquire $200,000 of royalty interests. The $200,000 was deposited in a separate bank account which is pledged, together with all of the Company’s existing royalty interests, to secure the $300,000 note. The Company is also required to establish a $300,000 escrow account for the repayment of the note when at least $2,500,000 of post-IPO capital is secured. Upon establishment of the escrow account, the note-holder is required to release the security interest in pledged assets. A stock purchase warrant was issued entitling the note-holder to purchase 100,000 shares of common stock at an exercise price of $3.00 per share until July 2010.

Business Plan

The Company’s first objective is the acquisition of a sufficient number of producing royalty and mineral interests with the goal that the Company would, as a result, become profitable and have the financial resources to create and manage an MLP. Upon attainment of this objective, the Company intends to form and become the managing GP of the MLP. As its GP, the Company would focus on the acquisition of royalty and mineral interests for the MLP. As compensation for serving as the managing GP, we would receive management fees based on the MLP’s distributable income and acquisition fees based on the acquisition costs of producing royalty interests purchased by the MLP. We anticipate initially owning a 1.75 percent interest in the MLP for being its founder and managing GP.

Our initial goal for the MLP is to ensure that it is funded through a public offering of its limited partnership units for cash with sufficient capital to qualify it for listing on a national securities exchange such as the New York Stock Exchange. The MLP’s royalty acquisition program is the key to our success because of the management and acquisition fees we will earn as the managing GP. We believe that a minimum of $100,000,000 in producing royalty interests must be acquired by the MLP to generate sufficient management and acquisition fee income to implement our business plan.

The Company’s business model recognizes that asset growth through acquisitions requires the continual issuance of equity securities by the entity accumulating the new assets. Earnings growth is somewhat difficult to achieve in this manner because issuing additional equity has a dilutive effect. Therefore, we believe that a separate entity such as our proposed royalty MLP should be used for the acquisition and accumulation of royalty interests. As the managing GP of the MLP, the Company will participate in the MLP’s asset growth through management and acquisition fees without having to issue any additional common stock.

The general partner and limited partners who own MLP units receive monthly or quarterly cash distributions of nearly 100% of the MLP’s net income. We intend to invest a significant portion of our net after tax income in the publicly traded limited partnership units of the MLP. As it does so, NAR will receive cash distributions from the MLP for the general partner and limited partner ownership interests.

What is a Master Limited Partnership?

A master limited partnership is a publicly traded limited partnership. Shares of ownership are referred to as units. MLPs primarily operate in the natural resource sector. The MLP we intend to create will acquire producing oil and gas royalty, overriding royalty and mineral interests utilizing a combination of economic and tax advantages.

How It Works/Example:

An MLP combines the tax advantages of a partnership with the liquidity of a publicly traded stock. MLPs allow for pass-through income, meaning that they are not subject to income taxes at the entity level. Instead, owners of an MLP are personally responsible for paying taxes on their individual portions of the MLP’s income, gains, losses, and deductions. This eliminates the “double taxation” generally applied to corporations (whereby the corporation pays taxes on its income and the corporation’s shareholders also pay taxes on the corporation’s dividends).

MLPs make distributions that are similar to dividends; they are generally paid out on a quarterly basis, although there are MLPs that pay them on a monthly basis. It is important to note that cash distributions are not guaranteed, and every unit holder is responsible for the taxes on his or her proportionate share of the MLP’s income, regardless of the amount the MLP pays to the unit holder in cash distributions.

Investors are able to purchase MLP units in the publicly traded securities markets. A unit holder’s initial tax basis in MLP units is generally the amount paid for the units. The unit holder’s basis is usually then decreased with each distribution and allocation for losses or deductions, and the basis is increased for each allocation of income. A portion of certain distributions may qualify as a return of the investor’s capital, thereby reducing the unit holder’s taxable basis.

MLPs must deliver an IRS Schedule K-1 to each of their unit holders every year. This Schedule K-1 reports the unit holder’s allocated income, gain, loss, deduction, and credits. The unit holder’s share of taxable partnership income or loss is considered passive income or loss under the Internal Revenue Code.

Why It Matters:

The fact that MLPs are not subject to income tax at the entity level means that more cash is available for distributions than would be available had the Company been taxed as a corporation. This generally causes MLP units to trade at higher price-to-earnings valuations than common stock of a corporation.

The percentage of an MLP’s cash distributions relative to its price and to its earnings is usually the primary factor in determining the value of the MLP units. It is particularly important for an MLP to maintain a stable record of cash distribution payments to its owners.

The American Jobs Creation Act of 2004 added MLP income to the list of acceptable sources of income for mutual funds, with some conditions, including the condition that mutual funds may not invest more than 25% of their assets in MLPs, nor may they own more than 10% of any one MLP.

The advantages of ownership of royalty and mineral interests compared to working interests are considerable. A comparison between the two illustrates the following advantages:

•	Free of costs. There are no drilling or lease operating expenses, which may periodically require large cash outlays for equipment or services. The result is a more stable operating cash flow.

•

Return on investment. Producing minerals and royalties are not as vulnerable to price fluctuations as are working interest properties which have associated lease operating expenses, as well as the costs of additional drilling and workovers.

•

Minimal personnel are required to manage royalty interests. Overhead costs for a mineral and royalty company are considerably less than that of an exploration and production company of comparable size. A royalty company with significant assets can be managed by a small staff using the latest computer technology. The availability of excellent computer software maximizes efficiency and minimizes management time. Geological, geophysical or engineering requirements can be performed on a contract basis as needed.

•	In most states minerals and royalty interests are not subject to taxes until production is established.

•	Virtually no environmental risk is associated with the ownership of mineral interests and royalty income.

•	Minerals are perpetual unless a term is specifically stated in the deeds through which they are acquired. We intend to purchase perpetual interests, when available.

The Purchase of Royalty and Mineral Interests

There are several sources for our acquisition of royalty interests:

•	Major Oil Companies

The major companies own substantial mineral and royalty interests. These mineral and royalty properties are normally managed within the companies by a significant staff of personnel.

•	Institutions

Minerals and royalty interests that are managed by institutions, such as bank trust departments on behalf of their customers will also be targeted for purchase. Trust department customers are frequently in need of additional capital to settle family estates.

•	Large Insurance Companies

Most large insurance companies own royalty interests in their investment portfolios.

•	Estates, Families and Individuals

In the United States there are approximately 4 million individuals that own royalty and mineral interests, which produce more than $100 billion of income being distributed annually. Mineral interests are usually the first properties to be sold to pay off debt or to pay taxes, to settle estates, etc. These interests available for sale can be easily identified through numerous state royalty owners associations, the National Association of Royalty Owners (NARO), and local contacts (ranchers, lawyers, county judges, county clerks, abstractors, sheriffs, etc.) which our management team has established through years of association with them. NAR is a member of NARO and is in the process of becoming a member of all of the state royalty owner associations.

•	Private Royalty Companies

There are numerous private royalty and mineral companies, which own interests in producing and non-producing properties. These companies may need liquidity from time to time and may be interested in exchanging royalty interests for units of our MLP or selling for cash.

A Primer on Oil and Gas Royalty Interests

Interests in Land: Surface Rights and Mineral Rights

The fee simple estate in land may be divided into two separate real property estates, the surface fee and the mineral fee. The owner of the surface fee interest has the right to use and possess the surface of the ground, while the owner of the mineral fee interest owns and has the right to extract the minerals situated beneath the surface estate. The mineral fee owner may create a royalty interest out of the mineral interest by conveying or reserving a royalty interest or by granting an oil and gas lease.

Overriding Royalty Interests

The working interest owner under a lease may carve out an overriding royalty interest from the working interest in the lease. An overriding royalty is similar to a royalty interest in that the owner of an overriding royalty is entitled to receive, free of exploration and production costs, a specified percentage of any oil and gas produced from the lease attributable to the working interest. However, unlike a royalty interest, an overriding royalty interest is simply a fixed percentage of the working interest from which it is created and will terminate at such time as the oil and gas lease expires.

Purchase of Minerals and Royalties

We intend to acquire mineral fee, royalty and overriding royalty interests in established wells when such interests can be purchased upon satisfactory terms. We may also purchase mineral fee, royalty and overriding royalty interests in recently drilled wells with limited or no production history. From inception of the Company through the date of this prospectus we have acquired royalty interests located in Texas and Oklahoma for a total cost of $144,170.

Valuing Mineral and Royalty Interests

Our policy is to obtain assistance from qualified independent petroleum reservoir engineers in evaluating, prior to purchase, the oil and gas royalty interests proposed to be purchased. The Company’s primary evaluation firm is LaRoche Petroleum Consultants, Ltd, located in Dallas, Texas.

Financing the Purchase of Minerals and Royalties

We do not intend to use long-term debt to finance the acquisition of royalty interests. However we may use a short-term bank line of credit to finance the initial costs of selected acquisitions. The Company presently has no credit arrangements with any lender.

Title to Interests

Before completing the acquisition of royalty and mineral interests we will verify the validity of the title based on the division order with the purchaser of the oil and/or gas production.

Our Position in the Industry

We will acquire royalty interests with a portion of the proceeds from this offering. After we have created our MLP, we anticipate that virtually all acquisitions of producing royalty interests will be made by the MLP. All of the significant publicly held companies that formerly engaged in the business of accumulating royalty interests in oil and gas properties have been acquired.

The cornerstone of our business plan is to increase our shareholder value by becoming the managing GP of a newly created, royalty-acquisition MLP. Although we will initially acquire royalty interests from a portion of the proceeds of this offering, we intend to manage and direct the acquisition of producing royalty interests solely by the MLP. We will derive our income from the growth of the MLP in the form of management and acquisition fees paid by the MLP and from cash distributions paid by the MLP to the Company for its ownership of units in the MLP.

As an example, to illustrate the expected fees that may be earned by the managing GP of an MLP, let’s assume that the MLP completes its first acquisition of $100,000,000 in producing royalties. The managing GP will earn a one time acquisition fee of $1,000,000 (1% of the $100,000,000 acquisition cost) and 3% of the MLP’s future net income ($300,000 in the first year after the acquisition, assuming that the MLP earns a 10% return on the acquisition cost). An additional $175,000 will be earned by the managing general from its 1.75% general partner ownership interest.

Exchanging MLP Units for Royalty and Mineral Interests

The newly created royalty acquisition MLP will have the ability to exchange its publicly traded units for royalty and mineral interests in a tax-free transaction. This represents a significant competitive advantage that our MLP will have compared to royalty acquisitions made with cash. However, we do not expect significant acquisitions to occur through the exchange of MLP units during the first two to three years the MLP is in existence.

The primary target market for royalty acquisitions through an exchange of MLP units is the approximately 4 million royalty owners in the U.S. (who receive the majority of royalty income payments). Convincing individual royalty owners to exchange royalty and mineral interests for units in the MLP is both an educational and sales process that will require an unquantifiable amount of time and there can be no assurance that any owners of royalty and mineral interest will ever make such an exchange. In the meantime, our MLP will primarily use cash to acquire royalty interests.

MLP Investment Funds

In 2004 three large investment fund management organizations each created an MLP investment fund to invest in the securities of MLPs and MLP-related entities such as publicly traded entities which are general partners of MLPs. Until these MLP investment funds were created, pension funds, retirement and 401(k) plans and individuals with IRAs could not purchase MLP equity securities because the investment income earned created unrelated business income tax (UBIT). MLP investment funds give pension funds and retirement plans the opportunity to invest in the MLP sector without incurring UBIT. Today there are at least nine of these MLP funds which have in excess of $7 billion of asset market value in the MLP sector.

The number of MLP and MLP-related entities has increased during the past year to meet the growing investment needs of the MLP investment funds. We believe that this provides our company and the MLP with an opportunity to sell units for cash to one or more of these MLP investment funds. Our royalty MLP will also be suitable for direct investment by pension plans, retirement funds and individuals with IRAs because royalty income is treated as passive income and therefore will not generate any UBIT.

MLP Alternative

If the Company encounters unforeseen delays in creating an MLP through a public offering of limited partnership units, the objectives of our business plan may be achieved by our forming royalty partnerships with high net worth investors.

Number of Employees

On December 31, 2007, we had one full-time employee. During the next twelve months we anticipate that six full-time employees and one part-time employee will be added.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND

RESULTS OF OPERATIONS

The following discussion and analysis should be read in conjunction with the financial statements and the accompanying notes thereto. It is qualified in its entirety by the foregoing and by more detailed financial information appearing elsewhere. The following discussion and other parts of this document contain forward-looking information that involves risks and uncertainties. Our actual results could differ materially from those anticipated by such forward-looking information due to factors discussed under the sections entitled “RISK FACTORS,” “DESCRIPTION OF BUSINESS” and elsewhere in this document.

General

Our company was incorporated in December 2005, and during 2006, capital formation activities were the primary focus of business activities. During the first quarter of 2006, the

Company borrowed $62,500 from private investors that was used as start-up capital. From May 2006 through November 2006 the Company completed the private sale of Series A Preferred Stock for $787,500. During 2006, the aforementioned debt and equity capital obtained from outside investors were the Company’s only sources of liquidity.

This capital was used to fund offering costs related to the private placement, to meet the contractual obligations under a public relations agreement, to secure a letter of intent with Alaron Financial Services, Inc. for an initial public offering, as working capital for the Company’s operations and to acquire producing oil and gas royalty interests. Through September 30, 2007, the Company has acquired producing royalty and mineral interests located in Texas and Oklahoma for an aggregate cost of $144,170.

In July 2007, the Company obtained $350,000 of capital in the form of convertible debt from three private investors. One of the aforementioned transactions was completed for $300,000, of which $200,000 of the note proceeds must be used for the acquisition of producing royalty interests. The $200,000 was deposited in a separate bank account which is pledged to the noteholder, together with all of the Company’s existing royalty interests, to secure the $300,000 note. The Company is also required to establish a $300,000 escrow account for the repayment of the note, when at least $2,500,000 of post-IPO capital is secured. The lender will release the security interest in pledged assets upon establishment of the escrow account. The Company also issued to one lender a stock purchase warrant for 100,000 shares at an exercise price of $3.00 per share for a term of three years.

Assuming the sale of either the minimum or the maximum number of shares offered herein, we plan to promptly commence purchasing producing oil and natural gas royalty interests. The Company has not identified any specific royalty interests that it intends to acquire. After the completion of this offering, we propose to raise additional equity capital from energy investment funds and private investors for the purpose of acquiring additional producing oil and natural gas royalty interests and to create an MLP with sufficient assets and earnings to qualify for trading on the New York Stock Exchange.

We will not require a large staff of full time employees. There are numerous technical consultants in the oil and natural gas industry that provide services on a contract basis. These include geologists, geophysicists, drilling and petroleum engineers and landmen.

Critical Accounting Policies and Estimates

In presenting our financial statements in conformity with accounting principles generally accepted in the United States, we are required to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues, costs and expenses and related disclosures. Some of the estimates and assumptions we are required to make relate to matters that are inherently uncertain as they pertain to future events. We base these estimates and assumptions on historical experience or on various other factors that we believe to be reasonable and appropriate under the circumstances.

Stock Based Compensation

Since inception on December 30, 2005, we have issued shares of our common stock to officers, directors, consultants and other key personnel in exchange for services rendered to the Company. Given the absence of an active market for our common stock, numerous objective and subjective factors were considered in estimating the value of our common stock at each date of issuance, including an internally prepared valuation analysis.

We used the income approach to estimate the value of the enterprise at each date shares of common stock were issued for services. The income approach involves applying appropriate discount rates to estimated cash flows that are based on forecasts of revenue and costs. Our revenue forecasts are based on expected annual growth rates ranging from 50 percent to 100 percent and are dependent on the success of our MLP and fees derived from the MLP. There is inherent uncertainty in these estimates. The assumptions underlying the estimates are consistent with our business plan. The risks associated with achieving our forecasts were assessed in selecting the appropriate discount rates, which ranged from 20 percent to 40 percent. If different discount rates had been used, the valuations would have been different.

The enterprise value was then allocated to preferred and common shares using the option-pricing method. The option-pricing method involves making estimates of the anticipated timing of a potential liquidity event such as an initial public offering, and estimates of the volatility of our equity securities. The anticipated timing is based on the plans of our board and management. Estimating the volatility of the share price of a privately held company is complex because there is no readily available market for the shares. We estimated the volatility of our stock based on available information on volatility of stocks of publicly traded companies in the industry. Had we used different estimates of volatility, the allocations between preferred and common shares would have been different.

The estimated fair market values for shares of common stock issued for services was determined by the Company’s Board of Directors and ranged from $.01 to $1.20 per share. From December 30, 2005 through March 2006 shares of common stock were issued in exchange for past services at a fair market value of $.01 per share. The value of the shares is minimal due to the fact that the Company was newly formed and had not raised any significant capital or developed a business plan.

During April 2006, NAR borrowed $72,500 from four private investors and issued an aggregate of 217,500 shares of common stock to the investors. The one year notes did not bear any interest if repaid on or before the maturity date and if repaid after the maturity date the notes earned interest at the rate of 5% from the date of the note. The total of $3,625 in interest savings attributable to timely repayment of the notes was recorded as the fair value for the shares of common stock issued at $.017 per share.

From October 2006 through September 2007 NAR issued an additional 435,666 shares of its common stock to several parties in exchange for services rendered and for consideration to obtain capital in the form of notes payable. The aforementioned shares were valued at $1.20 per share by NAR’s Board of Directors based on an evaluation prepared by our management team. The evaluation was based upon the income approach utilizing financial projections. All of the

435,666 shares of common stock issued in exchange for services commencing on October 31, 2006 through September 30, 2007 were valued at $1.20 per share. During this period of time we worked primarily on this offering which is the next milestone in our business plan after completing the November 2006 pre-IPO private placement and we believe the value of our stock did not change.

The difference between the $1.20 fair market value assigned to the aforementioned shares of common stock and the proposed $3.00 per share price in this offering is due principally to the lack of a market for the shares and the risk that a market may never develop for the shares. Our Board of Directors believes that a significant discount from the $3.00 per share proposed offering price is appropriate because of the size of the Company and the fact that we are in the early stage of our business.

Liquidity and Capital Resources

The Company’s principal internal source of liquidity is income from producing oil and gas royalty interests currently owned and to be acquired in the future. Based on current market conditions for royalty acquisitions, the Company can expect to receive royalty income during the first year after acquisition of about 13 to 14% of the total purchase price for such interests. The royalty income will likely decline in subsequent years. The Company intends to purchase approximately $7 to $8 million of producing royalty interests which should generate about $1 million of annual royalty revenues (before debt service and preferred stock dividends) the first year. Oil and gas production typically declines as wells age but we expect revenues to remain relatively stable, as production declines are expected to be offset by additional wells coming on stream from development of acreage included in our royalty holdings.

The maximum net proceeds from this offering will be approximately $2,016,500, of which about $1,956,500 is expected to be used to acquire producing royalty interests. We then intend to acquire at least $8 million in additional equity capital from private sources after the completion of this public offering. Most of the post-IPO capital will be used to acquire additional producing royalty interests. This should provide the Company with sufficient income to fully execute our business plan.

Approximately $1.5 million will be required to create a royalty acquisition Master Limited Partnership (“MLP”). Most of this will be used to pay the costs of a public offering by the MLP. If successful, the IPO of the MLP will provide capital of $100 million for acquiring producing royalty interests. The Company will become the managing GP of the MLP and will earn: 1) a management fee equal to 3% of the MLP’s profits, 2) a one-time acquisition fee of 1% of the purchase price of royalty interests acquired by the MLP, 3) quarterly distributions from the Company’s ownership percentage in the MLP (initially a 1.75% GP ownership interest) and, 4) royalty payments retained by NAR for its own account.

Off-Balance Sheet Arrangements

Our Company has not entered into any transaction, agreement or other contractual arrangement with any unconsolidated or affiliated entities with which we have:

•	an obligation under a guarantee contract,

•	a retained or contingent interest in assets transferred to the unconsolidated entity or similar arrangement that serves as credit, liquidity or market risk support to such entity for such assets,

•	any obligation, including a contingent obligation, under a contract that would be accounted for as a derivative instrument, or

•

any obligation, including a contingent obligation, arising out of a variable interest in an unconsolidated entity that is held by us and material to us where such entity provides financing, liquidity, market risk or credit risk support to, or engages in leasing, hedging or research and development services with us.

Contractual obligations

As of September 30, 2007, our contractual obligations include $350,000 of notes payable to three private investors. The two-year convertible notes mature in 2009. Under certain circumstances, the Company is required to establish an escrow account for the repayment of $300,000 of the aforementioned note obligations. The principal amount of each note is convertible into shares of the Company’s common stock at the rate of $3.00 per share.

The Company has adequate working capital to complete this offering. However, to achieve its goal of creating the MLP, NAR must complete this offering or secure capital from other sources.

Results of Operations

Year Ended December 31, 2006

The Company incurred a loss of $375,862 for the year ended December 31, 2006 which consisted primarily of general and administrative expenses. Included in general and administrative expenses were: 1) approximately $132,,900 of contract labor and consulting fees, of which about $80,100 was from non-cash issuances of common stock and 2) $200,000 of non-cash stock compensation pursuant to a public relations services agreement.

Period From Inception (December 30, 2005) through December 31, 2005

A net loss of $6,450 was incurred for the period from inception (December 30, 2005) through December 31, 2005. All of the loss was attributable to non-cash issuances of stock for services.

Nine Months Ended September 30, 2007

Revenues of $10,909 for the nine months ended September 30, 2007 were generated from royalty interests acquired in December 2006 and January 2007.

General and administrative expenses consisted primarily of approximately $85,500 in salaries and contract labor, $34,800 in travel expenses, $11,200 in engineering costs and $17,300 in payroll taxes. Also included is $211,000 of non-cash issuances of stock for services.

Interest expense was attributable to $37,500 of notes payable that were retired during the period and $350,000 of convertible notes payable added in July 2007.

Nine Months Ended September 30, 2006

No revenues were earned during the period because the Company was organized on December 30, 2005 and was in the capital formation phase.

The principal components of general and administrative expenses were $46,300 of labor expense and payroll taxes and $155,125 of non-cash issuances of stock for services. Interest expense was incurred on $80,000 in loans and short term notes payable, of which $7,500 were repaid during the period.

DESCRIPTION OF PROPERTIES

Royalty, overriding royalty and mineral properties

As of the date of this prospectus the Company owns only oil and gas mineral, royalty and overriding royalty interests located in Texas and Oklahoma. Due to the nature of mineral and royalty interests, certain information such as gross and net developed and undeveloped acres is not available from the operator of the wells in which we own interests. We do not have access to information about the marketing arrangements and contractual commitments related to the oil and gas produced and sold from wells in which we own royalty and mineral interests.

Disclosure of productive wells and acreage, undeveloped acreage, drilling activity, present activities and delivery commitments are omitted because we do not own any working interests. We believe that the information presented herein satisfies the reporting requirements of Securities Act Industry Guide Number 2, disclosure of oil and gas operations, as it applies to mineral and royalty interest owners.

As of December 31, 2006, all of the oil and gas mineral and royalty interests owned by the Company were located in Texas and Oklahoma.

Average sales prices for the year ended December 31, 2006 are as follows:

Oil (per Bbl)	$40.98
Gas (per Mcf)	$3.91

The average production cost for the year ended December 31, 2006 is $0.88 per barrel, based upon the equivalent units of production method.

The estimate of proved reserves attributable to the mineral and royalty interests we owned as of December 31, 2006 was based upon the report prepared by LaRoche Petroleum Consultants, LTD., independent petroleum engineers.

Facilities

Our office address is 4514 Cole Avenue, Suite 600, Dallas, Texas 75205. We lease these premises on a month to month basis for a monthly rental of $800. We currently do not own or have any other lease obligations for office space. Our business requires very few administrative personnel and we intend to lease appropriate office facilities after the completion of significant post-IPO funding.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

In October and November 2006, James F. Smith, our Senior Vice President, who is also a director of our Company, purchased 10,000 shares of Series A Preferred Stock for $10 per share in a private offering. As consideration for the two subscriptions the Company received two notes of $50,000 each. One note for $50,000 was paid in full in May 2007 and the other $50,000 note is due upon demand by the Company. As of December 31, 2006 and September 30, 2007, Mr. Smith was indebted to the Company for: 1) $100,000 and $50,000, respectively, for notes due to the Company for stock subscriptions, and 2) $20,577 and $37,354 respectively, for other loans made by the Company to Mr. Smith. Such notes and loans bear interest at a rate of 5% per annum.

In December 2005 and March 2006, the Company issued 250,000 shares of common stock valued at $.01 per share to each of James F. Smith, William J. Amdall and Garry Mauro, who are officers and/or directors, for past services. The Company issued 20,000 shares of common stock valued at $.01 per share to Malcolm Wilson, an advisory director, in December 2005 for past services. In July 2007, the Company issued 25,000 shares of common stock valued at $1.20 per share to George Green, who is a director and cancelled Mr. Green’s stock subscription obligation of $15,000 to purchase 1,500 shares of Series A Preferred Stock in exchange for past services.

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

There is no public trading market for our common stock.

On July 19, 2007, the Company granted a stock purchase warrant as additional consideration for a loan made to the Company in the amount of $300,000. The warrant entitles the holder to purchase 100,000 shares of common stock at $3.00 per share until July 18, 2010. The Company has no other outstanding options or warrants.

There have been no dividends declared on our common stock since the inception of the Company. Our ability to pay dividends on common stock is limited by provisions of the Maryland General Corporation Law that prohibit the payment of dividends when the corporation is insolvent or when the payment will render it insolvent. Dividends may be paid however, from capital surplus over the aggregate par value of outstanding stock. As of September 30, 2007, our capital surplus was $165,095. We do not expect to pay dividends on our common stock in the foreseeable future.

Holders

We had 36 holders of record of our common stock on December 31, 2007.

Meetings of Stockholders

On July 16, 2007, holders of a majority of the outstanding voting shares of the Company signed a written consent in lieu of annual stockholders meeting to elect directors.

PENNY STOCK REGULATIONS

There is no way to predict a price range within which the Company’s common stock will trade. We do expect trading in our common stock to commence on the OTC Bulletin Board at a price less than $5 a share. Accordingly, the Company’s common stock, initially at least, would be subject to the rules governing “penny stocks.”

A “penny stock” is any stock that:

•	sells for less than $5 a share.

•	is not listed on an exchange or authorized for quotation on The NASDAQ Stock Market, and

•	is not a stock of a “substantial issuer.” The Company is not now a “substantial issuer” and cannot become one until it has net tangible assets of at least $5 million, which it does not now have.

There are statutes and regulations of the SEC that impose a strict regimen on brokers that recommend penny stocks.

The Penny Stock Suitability Rule

Before a broker-dealer can recommend and sell a penny stock to a new customer who is not an institutional accredited investor, the broker-dealer must obtain from the customer information concerning the person’s financial situation, investment experience and investment objectives. Then, the broker-dealer must “reasonably determine” (1) that transactions in penny stocks are suitable for the person and (2) that the person, or his advisor, is capable of evaluating the risks in penny stocks.

After making this determination, the broker-dealer must furnish the customer with a written statement setting forth the basis for this suitability determination. The customer must sign and date a copy of the written statement and return it to the broker-dealer.

Finally the broker-dealer must also obtain from the customer a written agreement to purchase the penny stock, identifying the stock and the number of shares to be purchased.

The above exercise delays a proposed transaction. It causes many broker-dealer firms to adopt a policy of not allowing their representatives to recommend penny stocks to their customers.

The Penny Stock Suitability Rule, described above, and the Penny Stock Disclosure Rule, described below, do not apply to the following:

•	transactions not recommended by the broker-dealer,

•	sales to institutional accredited investors,

•

sales to “established customers” of the broker-dealer – persons who either have had an account with the broker-dealer for at least a year or who have effected three purchases of penny stocks with the broker-dealer on three different days involving three different issuers, and

•	transactions in penny stocks by broker-dealers whose income from penny stock activities does not exceed five percent of their total income during certain defined periods.

The Penny Stock Disclosure Rule

Another SEC rule – the Penny Stock Disclosure Rule – requires a broker-dealer, who recommends the sale of a penny stock to a customer in a transaction not exempt from the suitability rule described above, to furnish the customer with a “risk disclosure document.” This document includes a description of the penny stock market and how it functions, its inadequacies and shortcomings, and the risks associated with investments in the penny stock market. The broker-dealer must also disclose the stock’s bid and ask price information and the dealer and salesperson’s compensation related to the proposed transaction. Finally, the customer must be furnished with a monthly statement including prescribed information relating to market and price information concerning the penny stocks held in the customer’s account.

Effects of the Rule

The above penny stock regulatory scheme is a response by the Congress and the SEC to known abuses in the telemarketing of low-priced securities by “boiler shop” operators. The scheme imposes market impediments on the sale and trading of penny stocks. It has a limiting effect on a stockholder’s ability to resell a penny stock.

The Company’s shares likely will trade below $5 a share on the OTC Bulletin Board and be, for some time at least, shares of a “penny stock” subject to the trading market impediments described above.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON

ACCOUNTING AND FINANCIAL DISCLOSURE

None.

REPORTS TO SECURITY HOLDERS

We have filed with the SEC, or SEC, a registration statement on Form S-1 under the Securities Act with respect to the common stock offered in this offering. This prospectus does not contain all of the information set forth in the registration statement. For further information with respect to us and to the common stock offered in this offering, we refer you to the registration statement and to the attached exhibits. With respect to each such document filed as an exhibit to the registration statement, we refer you to the exhibit for a more complete description of the matters involved.

You may inspect our registration statement and the attached exhibits and schedules without charge at the public reference facilities maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549. You may obtain copies of all or any part of our registration statement from the SEC upon payment of prescribed fees. You may obtain information on the operation of the public reference room by calling the SEC at 1-800-SEC-0330.

Our SEC filings, including the registration statement and the exhibits filed with the registration statement, are also available from the SEC’s website at www.sec.gov, which contains reports, proxy and information statements and other information regarding issuers that file electronically with the SEC.

LEGAL MATTERS

Thomas J. Kenan, Esq. of Oklahoma City, Oklahoma has passed and will pass on certain legal matters for the Company in connection with the offer and sale of the shares offered herein.

FINANCIAL STATEMENTS

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors

North American Royalty Corp.

Dallas, Texas

We have audited the accompanying balance sheets of North American Royalty Corp. as of December 31, 2006 and December 31, 2005, and the related statements of operations, stockholders’ equity and cash flows for the year ended December 31, 2006 and for the period December 30, 2005 (date of inception) through December 31, 2005. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of North American Royalty Corp. as of December 31, 2006 and December 31, 2005, and the results of its operations and cash flows for the year ended December 31, 2006 and for the period December 30, 2005 (date of inception) through December 31, 2005, in conformity with U.S. generally accepted accounting principles.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company has suffered losses from operations, which raise substantial doubt about its ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

HEIN & ASSOCIATES LLP

Dallas, Texas

February 13, 2008

NORTH AMERICAN ROYALTY CORP.

(A Development Stage Company)

BALANCE SHEETS

	DECEMBER 31, 2006	DECEMBER 31, 2005
CURRENT ASSETS:
Cash	$210,850	$—
Accounts receivable	1,304	—
Note receivable and amount due from an officer	70,577	—

Total current assets	282,731	—

OIL AND GAS ROYALTY INTERESTS	113,850	—

DEFERRED OFFERING COSTS	17,500	—

Total Assets	$414,081	$—

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable and accrued expenses	$15,233	$—
Notes payable to stockholders, net of discount of $529 and $0	46,971	—

Total current liabilities	62,204	—

STOCKHOLDERS’ EQUITY:
Preferred stock, $.001 par value, 10,000,000 shares authorized, 78,750 and 0 shares issued and outstanding as of December 31, 2006 and 2005, respectively, Liquidation preference of $787,500	79	—
Common stock, $.001 par value, 50,000,000 shares authorized, 1,440,500 and 645,000 shares issued and outstanding as of December 31, 2006 and 2005, respectively	1,440	645
Additional paid-in capital	609,785	5,805
Subscriptions receivable	(65,000)	—
Obligation to issue common stock	200,000
Accumulated deficit	(394,427)	(6,450)

Total stockholders’ equity	351,877	—

Total liabilities and stockholders’ equity	$414,081	$—

See accompanying notes to these financial statements.

NORTH AMERICAN ROYALTY CORP.

(A Development Stage Company)

STATEMENTS OF OPERATIONS

	YEAR ENDED DECEMBER 31, 2006	PERIOD FROM INCEPTION (DECEMBER 30, 2005) TO December 31, 2005
REVENUES:
Oil and gas royalty income, net	$1,304	$—
Other income	291	—

	1,595	—

COST AND EXPENSES:
General and administrative expense	374,685	6,450
Interest expense	2,772	—

	377,457	6,450

NET LOSS	$(375,862)	$(6,450)

BENEFICIAL CONVERSION VALUE ATTRIBUTABLE TO PREFERRED STOCK	12,115	—

NET LOSS ATTRIBUTABLE TO COMMON STOCKHOLDERS	(387,977)	(6,450)

BASIC AND DILUTED NET LOSS PER COMMON SHARE	$(0.31)	$(0.01)

WEIGHTED AVERAGE NUMBER OF COMMON SHARES OUTSTANDING	1,257,368	645,000

See accompanying notes to these financial statements.

NORTH AMERICAN ROYALTY CORP.

(A Development Stage Company)

STATEMENTS OF STOCKHOLDERS’ EQUITY

FOR THE YEAR ENDED DECEMBER 31, 2006 AND

THE PERIOD FROM INCEPTION TO DECEMBER 31, 2005

	COMMON STOCK		PREFERRED STOCK		ADDITIONAL PAID-IN	OTHER EQUITY	ACCUMULATED	TOTAL STOCKHOLDERS’
	SHARES	AMOUNT	SHARES	AMOUNT	CAPITAL	TRANSACTIONS	DEFICIT	EQUITY
Balance, December 30, 2005 (date of inception)
Issuance of common stock	645,000	$645	—	$—	$5,805	$—	$—	$6,450
Net loss	—	—	—	—	—	—	(6,450)	(6,450)
Balance, December 31, 2005	645,000	645	—	—	5,805	—	(6,450)	—
Issuance of common stock for services	575,000	575	—	—	79,550	—	—	80,125
Common stock issued with notes payable	217,500	217	—	—	3,408	—	—	3,625
Preferred stock exchanged for note payable	—	—	2,500	3	24,557	—	—	24,560
Sale of preferred stock	—	—	76,250	76	480,753	—	—	480,829
Purchase of royalties	3,000	3	—	—	3,597	—	—	3,600
Stock subscriptions due	—	—	—	—	—	(65,000)	—	(65,000)
Beneficial conversion Value of preferred stock					12,115		(12,115)	—
Obligation to issue common stock						200,000		200,000
Net Loss	—	—	—	—	—	—	(375,862)	(375,862)

Balance, December 31, 2006	1,440,500	$1,440	78,750	$79	$609,785	$135,000	$(394,427)	$351,877

See accompanying notes to these financial statements.

NORTH AMERICAN ROYALTY CORP.

(A Development Stage Company)

STATEMENTS OF CASH FLOWS

	YEAR ENDED DECEMBER 31, 2006	PERIOD FROM INCEPTION TO DECEMBER 31, 2005
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(375,862)	$(6,450)
Adjustments to reconcile net loss to net cash used in operating activities:
Accretion of notes payable discount	2,656	—
Stock compensation expense	280,125	6,450
Changes in operating assets and liabilities:
Accounts receivable	(1,304)	—
Due from officer	(70,577)	—
Accounts payable and accrued liabilities	16,900	—
Stock subscriptions receivable	(65,000)
Other	(1,667)	—

Net cash used by operating activities	(214,729)	—

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of royalty interests	(110,250)	—

Net cash used by investing activities	(110,250)	—
CASH FLOWS FROM FINANCING ACTIVITIES:
Issuance of preferred stock	762,500	—
Proceeds from notes payable	72,500	—
Deferred offering costs	(299,171)	—

Net cash provided by financing activities	535,829	—
NET CHANGE IN CASH
CASH, beginning of year	—	—
CASH, end of year	$210,850	$—

NON-CASH INVESTING AND FINANCING ACTIVITIES:
SUPPLEMENTAL INFORMATION -
Cash paid for interest	$166	$—
Non-cash payment of stock to note holders	$3,625	$—
Issuance of stock for royalties	$3,600	—
Issuance of stock for note payable	$24,560	—

See accompanying notes to these financial statements.

NORTH AMERICAN ROYALTY CORP.

(A Development Stage Company)

NOTES TO FINANCIAL STATEMENTS

1.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

North American Royalty Corp. (“the Company”) was incorporated on December 30, 2005 in the state of Maryland. The Company is engaged in the business of acquiring and managing producing oil and gas royalty, overriding royalty and mineral interests in United States. The Company has not generated significant revenues and is considered a development stage company as defined in Statement of Financial Accounting Standards No. 7. The accompanying financial statements do not include statements of operations or cash flows for the period from inception to December 31, 2006 because activity prior to 2006 was immaterial.

Cash and Cash Equivalents

The Company considers all highly liquid debt instruments purchased with an original maturity of three months or less to be cash equivalents.

Royalty Interests in Oil and Gas Properties

Costs of acquiring interests in producing royalty interests, including evaluation costs, are capitalized and depleted on a straight-line basis over a period of seven years. The Company annually reviews significant properties for impairment by comparing undiscounted estimated future net cash flows to the carrying amount of the asset. If impairment is indicated, the asset is written down to its estimated fair value. In December 2006, the Company acquired $114,750 of producing royalty interests for cash and shares of common stock.

Deferred Offering Costs

In connection with the sale of the Company’s equity securities, certain direct costs are deferred until the offering is completed. As of December 31, 2006, the Company has deferred offering costs of $17,500, which are attributable to an initial public offering of common stock.

Loss Per Share

Loss per share is calculated in accordance with Financial Accounting Standards Board Statement No. 128, “Earnings Per Share”. Earnings or loss per share is based on the weighted average number of shares of common stock outstanding during the period. As of December 31, 2006, the Company had 78,750 issued and outstanding shares of $.001 par value convertible preferred stock outstanding. The total number of shares of common stock if converted would be 787,500. Each share of preferred stock is convertible into shares of common stock under certain terms and conditions as more fully described in Note 5. These shares are excluded from the Company’s computation of diluted shares because their effect would be anti-dilutive.

Income Taxes

Income taxes are provided for the tax effects of transactions reported in the financial statements and consist of taxes currently due, if any, plus net deferred taxes related primarily to differences between the bases of assets and liabilities for financial and income tax reporting. Deferred tax assets and liabilities represent the future tax return consequences of those differences, which will either be taxable or deductible when the assets and liabilities are recovered or settled. Deferred tax assets include recognition of operating losses that are available to offset future taxable income and tax credits that

NORTH AMERICAN ROYALTY CORP.

(A Development Stage Company)

NOTES TO FINANCIAL STATEMENTS, continued

are available to offset future income taxes. Valuation allowances are recognized to limit recognition of deferred tax assets where appropriate. Such allowances may be reversed when circumstances provide evidence that the deferred tax assets will more likely than not be realized.

Impact of Recently-Issued Accounting Standards

Management does not believe that any recently issued, but not yet effective, accounting standards if currently adopted would have a material effect on the accompanying financial statements.

Continuation as a Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. The Company has incurred losses from its inception, which raises substantial doubt about its ability to continue as a going concern. It is management’s opinion that sufficient capital can be raised from various sources to provide for the ongoing operation and development of the Company and allow it to acquire additional producing royalty interests.

Use of Estimates and Certain Significant Estimates

The preparation of the Company’s financial statements in conformity with accounting principles generally accepted in the United States requires the Company’s management to make estimates and assumptions that affect the amounts reported in these financial statements and accompanying notes. Actual results could differ from those estimates. Significant assumptions are required in the estimation of future net cash flows, which as described above may affect the amount at which oil and gas properties are recorded. It is at least reasonably possible those estimates could be revised in the near term and those revisions could be material.

2.	NOTES PAYABLE

As of December 31, 2006, the Company has $47,500 of notes payable to two shareholders that mature during the first half of 2007. Interest at a rate of 5% is payable at maturity, unless the note is repaid prior to the maturity date, in which case no interest is due. The note is personally guaranteed by an officer, who is also a director of the Company. The Company issued a total of 217,500 shares of its $.001 par value common stock to four individuals in April 2006 as additional consideration for the notes. The stock was recorded at its estimated fair market value of $3,625 as a discount to the note.

On October 20, 2006, a holder of a $25,000 note payable cancelled and returned his note to the Company in exchange for a $25,000 subscription of convertible preferred stock. This private placement offering is described in Note 5.

NORTH AMERICAN ROYALTY CORP.

(A Development Stage Company)

NOTES TO FINANCIAL STATEMENTS, continued

3.	RELATED PARTY TRANSACTIONS

As of December 31, 2006, an officer who is also a director owed the Company $20,577 from cash advances and $100,000 in notes receivable for subscriptions to purchase 10,000 shares of the Company’s convertible preferred stock. The Company received $50,000 of the notes receivable during 2007 and reimbursement of $25,000 related to cash advances was received in May 2007.

4.	PUBLIC RELATIONS AGREEMENT

Under the terms of a January 2006 agreement with a financial public relations firm the Company paid $100,000 in fees during the year ended December 31, 2006 in connection with the private placement of convertible preferred stock. The Company was also obligated to issue 250,000 shares of common stock upon the termination of the agreement on June 30, 2007. These shares were issued in September 2007 with a value of $300,000 which was accrued during the term of the agreement.

5.	EQUITY TRANSACTIONS

In December 2005 and March 2006 the Company issued a total of 895,000 shares of its $.001 par value common stock to five officers and directors for services related to the formation of the Company that were valued at $8,950. The Company issued a total of 262,500 shares of common stock for services recorded at estimated fair value of $2,625 to six unaffiliated individuals in January 2006. In October 2006, The Company issued 62,500 shares of common stock for services recorded at estimated fair value of $75,000 to five unaffiliated individuals.

In April 2006, the Company issued 217,500 shares of its common stock to four individuals as consideration for borrowing $72,500 of notes payable. In October 2006, one note holder cancelled and surrendered a $25,000 note in exchange for a $25,000 subscription of convertible preferred stock offered by the Company in a private placement as described in Note 2.

The Company closed two pre-IPO private placements of Series A convertible preferred stock (“Preferred Stock”) in October and November 2006. A total of 78,750 shares of Preferred Stock were issued at $10.00 per share. Each share of Preferred Stock is convertible into the number of shares of common stock equal to the subscription price of $10.00, divided by one-third of the price per share that the Company sells its common stock in an initial public offering. The Preferred Stock automatically converts into shares of common stock at such time that the Company’s registration statement for its first public offering is declared effective by the SEC. If the Company fails to complete a public offering on or before December 31, 2007 (which as of this report date has occurred), holders of the Preferred Stock may, at their option, convert not less than all of their shares of Preferred Stock into shares of common stock at a rate of 10 shares of common stock for each share of Preferred Stock. Such right to convert expires two years from the date that the Preferred Stock was purchased by the holder. The Preferred Stock holders’ cost to convert their stock into 787,500 shares of common stock of $1.00 per share was less than the estimated fair value of the common stock at that time. This beneficial conversion feature of $157,500 is being amortized into earnings attributable to common stockholders through December 31, 2007. In connection with the private placement offerings, costs of $281,671 directly related to the offering were recorded as a reduction of additional paid-in capital.

NORTH AMERICAN ROYALTY CORP.

(A Development Stage Company)

NOTES TO FINANCIAL STATEMENTS, continued

In December 2006, the Company acquired producing royalty interests for a total cost of $113,250, which included 3,000 shares of $.001 par value common stock valued at $3,600.

6.	PUBLIC OFFERING

In May 2006, the Company signed a letter of intent (“LOI”)with Alaron Financial Services (“Alaron”) whereby Alaron agreed to underwrite, on a best efforts basis, a public offering of the Company’s common stock. The LOI provides for an offering of a minimum of 170,000 shares of common stock and a maximum of 800,000 shares. The Company paid Alaron $7,500 as an advance for expenses.

7.	INCOME TAXES

For the year ended December 31, 2006 and the period from inception to December 31, 2005, the Company incurred losses for both tax and financial statement purposes and accordingly, recorded no Federal or state income tax expense.

A reconciliation of income tax benefit computed at the federal statutory rate and the Company’s income tax provision of $0 for 2006 and 2005 is as follows:

	December 31, 2006	December 31, 2005
Pretax loss at statutory rate	$131,250	$2,193

Deferred tax asset valuation allowance	$(131,250)	$(2,193)

The Company’s deferred income tax balance at December 31, 2006 and 2005 consisted of the following:

	December 31, 2006	December 31, 2005
Deferred tax assets:
Net operating loss carryforward	$133,000	$2,193
Valuation allowance	(133,000)	(2,193)

Net deferred income tax asset	$—	$—

The change in the valuation allowance of $131,250 for the twelve months ended December 31, 2006 is primarily due to the increase in the net operating loss.

The Company has a net operating loss carryforward of approximately $380,000 at December 31, 2006, which will expire, if unused, in 2025 to 2026. Use of the net operating loss may be limited due to certain changes in stock ownership of the Company.

NORTH AMERICAN ROYALTY CORP.

(A Development Stage Company)

NOTES TO FINANCIAL STATEMENTS, continued

8.	SUPPLEMENTAL INFORMATION ON OIL AND GAS PRODUCING ACTIVITIES (UNAUDITED)

The estimate of proved reserves for the year ended December 31, 2006 were based upon the report prepared by LaRoche Petroleum Consultants, LTD., independent petroleum engineers. The estimate of proved reserves was prepared in accordance with the provisions of Statement of Financial Accounting Standards No. 69 (“SFAS No. 69”), Disclosures about Oil and Gas Producing Activities. Estimates of proved reserves may be imprecise and subject to revision based on production history, the addition of new royalty interests, price changes and other factors.

All of our oil and natural gas reserves are attributable to properties located within the United States. A summary of the changes in quantities of proved oil and natural gas reserves for the year ended December 31, 2006 follows:

	Natural Gas	Oil
	(MMcf)	(MBbl)
Balance—January 1, 2006	—	—
Purchases of minerals in place	4,634	3,246
Production	(17)	(21)
Revisions to previous estimates	—	—
Balance—December 31, 2006	4,617	3,225
Proved developed reserves – December 31, 2006	4,617	3,225

The standardized measure of discounted future net cash flows relating to proved oil and natural gas reserves and the changes in standardized measure of discounted future net cash flows relating to proved oil and natural gas reserves were prepared in accordance with the provisions of SFAS No. 69. Future cash inflows were computed by applying year end prices and costs to estimated future production. Future costs consist of severance/production taxes,ad valorem property taxes and certain marketing expenses associated with the sale of natural gas, based on year-end rates and assuming continuation of existing economic conditions.

Future income tax expenses are calculated by applying appropriate year-end tax rates to future pretax net cash flows relating to proved oil and natural gas reserves, less the tax basis of properties involved.

Future income tax expenses give effect to permanent differences, tax credits and loss carryforwards relating to the proved oil and natural gas reserves. Future net cash flows are discounted at a rate of 10% annually to derive the standardized measure of discounted future net cash flows. This calculation procedure does not necessarily result in an estimate of the fair market value of the Company’s oil and natural gas properties.

NORTH AMERICAN ROYALTY CORP.

(A Development Stage Company)

NOTES TO FINANCIAL STATEMENTS, continued

The standardized measure of discounted future net cash flows relating to proved oil and natural gas reserves as of December 31, 2006 follows:

Future cash flows	$150,205
Future production costs	11,187

Future net cash flows	139,018
10% annual discount for estimated timing of cash flows	(72,512)

Standardized measure of discounted future net cash flows	$66,506

A summary of changes in the standardized measure of discounted future net cash flows relating to proved oil and natural gas reserves for the year ended December 31, 2006 follows:

Balance, beginning of period	$—
Sales and transfers of oil and gas produced during the period	(1,304)
Net change due to purchase of minerals in place	67,810

Balance, end of period	$66,506

Average wellhead prices in effect at December 31, 2006 inclusive of adjustments for quality and location used in determining future net revenues related to the standardized measure calculation are as follows:

Oil (per Bbl)	$40.98
Gas (per Mcf)	$3.91

NORTH AMERICAN ROYALTY CORP.

(A Development Stage Company)

BALANCE SHEET

(Unaudited) September 30, 2007
CURRENT ASSETS:
Cash	$89,874
Restricted cash	200,000
Accounts receivable	5,592
Due from an affiliated party	37,354

Total current assets	332,820
OIL AND GAS ROYALTY INTERESTS, net of accumulated depletion of $16,890 and $0	127,280

DEFERRED OFFERING COSTS	48,799

Total Assets	$508,899

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable and accrued expenses	$16,341
Notes payable, net of discount of $0 and $529	10,000

Total current liabilities	26,341

CONVERTIBLE NOTES PAYABLE, net of discount of $34,417 and $0	315,583

STOCKHOLDERS’ EQUITY:
Preferred stock, $.001 par value, 50,000,000 shares authorized, 78,750 shares issued and outstanding as of September 30, 2007 and December 31, 2006, Liquidation preference of $787,500	79
Common stock, $.001 par value, 10,000,000 shares authorized, 1,800,666 and 1,440,500 shares issued and outstanding as of September 30, 2007 and December 31, 2006, respectively	1,801
Additional paid-in capital	1,150,663
Subscriptions receivable	(50,000)
Accumulated deficit	(935,568)

Total stockholders’ equity	166,975

Total liabilities and stockholders’ equity	$508,899

See accompanying notes to these unaudited financial statements.

NORTH AMERICAN ROYALTY CORP.

(A Development Stage Company)

STATEMENTS OF OPERATIONS

(Unaudited)

	NINE MONTHS ENDED SEPTEMBER 30, 2007	NINE MONTHS ENDED SEPTEMBER 30, 2006
REVENUES:
Oil and gas royalty income, net	$10,909	$—
Other income	1,576	243

	12,485	243

COST AND EXPENSES:
Depletion expense	16,890	—
General and administrative expense	417,501	205,361
Interest expense	10,196	2,087

	444,587	207,448

NET LOSS	$(432,102)	$(207,205)

BENEFICIAL CONVERSION VALUE ATTRIBUTABLE TO PREFERRED STOCK	109,039	—

NET LOSS ATTRIBUTABLE TO COMMON STOCKHOLDERS	$(541,141)	$(207,205)

BASIC AND DILUTED NET LOSS PER COMMON SHARE	$(0.35)	$(0.17)

WEIGHTED AVERAGE NUMBER OF COMMON SHARES OUTSTANDING	1,542,907	1,203,223

See accompanying notes to these unaudited financial statements.

NORTH AMERICAN ROYALTY CORP.

(A Development Stage Company)

STATEMENTS OF CASH FLOWS

(Unaudited)

	NINE MONTHS ENDED SEPTEMBER 30, 2007	NINE MONTHS ENDED SEPTEMBER 30, 2006
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(432,102)	$(207,205)
Adjustments to reconcile net loss to net cash used in operating activities:
Depletion	16,890	—
Accretion of notes payable discount	4,113	1,970
Stock compensation expense	211,000	155,125
Changes in operating assets and liabilities:
Restricted cash	(200,000)	—
Accounts receivable	(4,288)	—
Due from officer	(16,777)
Accounts payable and accrued liabilities	(559)	14,825
Other	1,666	(1,249)

Net cash used in operating activities	(420,057)	(36,534)

CASH FLOWS FROM FINANCING ACTIVITIES:
Deferred offering costs	(31,299)	(264,037)
Issuance of preferred stock	—	275,000
Payment of subscription receivable	65,000	—
Proceeds from notes payable	350,000	72,500
Notes payable financing costs	(18,000)
Repayment of notes payable	(37,500)	—

Net cash provided by financing activities	328,201	83,463

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of royalty interests	(29,120)	—

Net cash used in investing activities	(29,120)	—
NET CHANGE IN CASH	(120,976)	46,929
CASH, beginning of period	210,850	—

CASH, end of period	$89,874	$46,929

NON-CASH INVESTING AND FINANCING ACTIVITIES:
SUPPLEMENTAL INFORMATION -
Cash paid for interest	$1,250	$116
Non-cash payment of stock to note holders	—	3,125
Issuance of stock for royalties	1,200	—
Issuance of stock for subscription receivable	15,000	—
Issuance of stock for notes payable	20,000	—

See accompanying notes to these unaudited financial statements.

NORTH AMERICAN ROYALTY CORP.

(A Development Stage Company)

NOTES TO UNAUDITED FINANCIAL STATEMENTS

1.	UNAUDITED INFORMATION

The accompanying financial information as of September 30, 2007 and for the nine months ended September 30, 2007 and 2006 is unaudited and should be read in conjunction with the Company’s audited financial statements and the notes thereto located on pages F-2 through F-11. In the opinion of management, all normal and recurring adjustments which are necessary to provide a fair presentation of the Company’s financial position at September 30, 2007 and its operating results for the nine months ended September 30, 2007 and 2006 have been made. The results of operations for the nine months ended September 30, 2007 is not necessarily indicative of the results to be expected for the year.

2.	NOTES PAYABLE

In March 2007, the Company borrowed $25,000 from one investor pursuant to the terms of a two-year convertible note payable. The note bears interest at a rate of 6% per annum and is payable quarterly. The note principal is convertible into shares of common stock at the rate of $3.00 per share.

In July 2007, the Company borrowed $25,000 from an investor pursuant to the terms of a two-year convertible note payable. The note bears interest at a rate of 6% per annum and is payable quarterly. The note principal is convertible into shares of common stock at the rate of $3.00 per share.

The Company borrowed $300,000 from a Dallas based partnership on July 19, 2007 under the terms of a Promissory Note Agreement (“the Note”). The Note bears interest at 6% per annum, payable quarterly, and the principal of the Note is convertible into shares of common stock at $3.00 per share. The Note is secured by all of the Company’s oil and gas royalty and mineral interests and a $200,000 bank savings account. Under the terms of the Note, the Company is restricted to use the $200,000 to acquire additional royalty and mineral interests, which shall be pledged as additional collateral on the Note. As of September 30, 2007, the Company had $200,000 of restricted cash. The Company also granted the lender a three year stock purchase warrant on 300,000 shares of common stock, exercisable at $3.00 per share.

The Company is required to establish an escrow account in the amount of $300,000 when at least $2,500,000 of post-IPO capital has been received. If the Company fails to complete an IPO, such $300,000 escrow account must be established when at least $2,000,000 of capital is received. Upon the establishment of the escrow account the lender will release the Company’s assets that are pledged as collateral on the Note.

3.	EQUITY TRANSACTIONS

In January 2007, the Company issued 1,000 shares of common stock as partial consideration for the acquisition of producing royalty interests. The shares were valued at $1.20 per share. Subscriptions receivable of $50,000 for the purchase of 5,000 shares Series A preferred stock, were received in May 2007 from an officer, who is also a director of the Company. Under the terms of a public relations agreement the Company issued 250,000 shares of common stock with a value of $300,000 in September 2007, which was recorded as general and administrative expense.

NORTH AMERICAN ROYALTY CORP.

(A Development Stage Company)

NOTES TO UNAUDITED FINANCIAL STATEMENTS

On July 16, 2007, the Company issued 25,000 shares of common stock with an estimated fair value of $1.20 per share to a director for services. On the same date the Company exchanged a stock subscription receivable of $15,000 for services rendered by a director.

On August 31, 2007, the Company issued 8,333 shares of common stock with an estimated fair value of $1.20 per share to each of two note holders in consideration for the modification of certain terms of the note agreements. The two note agreements were amended to allow the Company to pledge its oil and gas royalty and mineral interests as collateral on a $300,000 loan completed on July 19, 2007. Additionally, on August 31, 2007, the Company issued a total of 67,500 shares of common stock with an estimated fair value of $1.20 per share to three parties for services rendered to the Company.

4.	RELATED PARTY TRANSACTIONS

In May 2007, the Company received $25,000 from an officer, who is also a director, in repayment of accounts receivable.

[—]

[—]  shares of common stock

PROSPECTUS

[—]  , 2008

Dealer Prospectus delivery obligation

Until 90 days from the date of this prospectus, all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

PART II

Item 24.	INDEMNIFICATION OF DIRECTORS AND OFFICERS

The general corporation law of Maryland and the bylaws of the Registrant provide certain indemnification rights for directors, officers and agents of the Registrant. These indemnification provisions are set forth in the Prospectus under “Indemnification.”

Item 25.	OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The estimated expenses of this offering, other than brokers’ commissions, that will be borne by the Registrant are as follows:

Item	Estimated Amount
Registration fees	$500
Independent underwriter fee	50,000
Underwriter’s expenses	22,500
Blue sky qualification fees and expenses	8,000
Transfer agent’s fees	5,000
Printing	30,000
Legal	42,000
Accounting	30,000
Miscellaneous	3,500
$191,500

Item 26.	RECENT SALES OF UNREGISTERED SECURITIES

Since inception on December 30, 2005 we sold shares of our common stock in offerings exempt from registration pursuant to Section 4(2) of the Securities Act, by virtue of compliance with Regulation D, Rule 506 and we also issued shares to certain persons for services rendered to the registrant, which issuances were also exempt from registration pursuant to Section 4(2) of the Securities Act. The investors were provided with written disclosures about our company. Sales were limited to accredited investors. Sales were made only to persons having a relationship with our company or its directors. The sales and issuances were as follows:

Common Stock

Date	Investor’s Name or No. of Investors	No. of Shares Sold	Price Per Share	Consideration
12/31/2005	4 Officers/Directors	645,000	$0.01	Services – Development of Business Plan
01/27/2006	6 Non-Affiliated Persons	137,500	$0.01	Consulting Services and Loans to the Company
03/15/2006	2 Officers/Directors	375,000	$0.01	Services – Development of Acquisition Plan
04/14/2006	4 Note Holder Investors	217,500	$0.02	Issued Pursuant to Terms of Note Offering
10/31/2006	6 Non-Affiliated Persons	62,500	$1.50	Various Consulting Services
12/08/2006	1 Non-Affiliated Person	3,000	$1.50	Purchase of Royalty Assets
01/17/2007	1 Non-Affiliated Person	1,000	$1.50	Purchase of Royalty Assets
06/30/2007	4 Non-Affiliated Parties	250,000	$0.01	Public Relations Services
07/16/2007	1 Director	25,000	$1.50	Consulting Services
08/31/2007	6 Non-Affiliated Parties	84,166	$1.50	Services and Loans to the Company
12/03/2007	2 Non-Affiliated Persons	10,000	$1.50	Consulting Services

	Total	1,810,666

No underwriters were involved in the above transactions.

Preferred Stock

In November 2006, the registrant completed the sale of 78,750 shares of Series A Preferred Stock at $10.00 per share to 28 accredited investors. All such issuances were exempt from registration under Section 4(2) of the Securities Act by virtue of compliance with Regulation D, Rule 506.

Item 27.	EXHIBITS

The following exhibits are filed as part of this Form S-1 Registration Statement:

Exhibit	Item
1.1	Soliciting Dealer Agreement

3.1	Articles of Incorporation of North American Royalty Corp.

3.1.1	Amendment to Articles of Incorporation of North American Royalty Corp.

3.2	Bylaws of Bylaws of North American Royalty Corp.

4.1	Warrant Certificate dated July 19, 2007 by and between North American Royalty Corp. and Eagle Equity I, LP

5.1	Opinion of Fuller Tubb, PLLC on the legality of the securities being registered

10.1	Letter of Intent dated May 11, 2006 by and between North American Royalty Corp. and Alaron Financial Services, Inc.

10.2	Promissory Note Agreement dated July 19, 2007 by and between North American Royalty Corp. and Eagle Equity I, LP

10.3	Promissory Note Agreement dated February 15, 2007 by and between North American Royalty Corp. and LSJ Alliance, LLC Retirement Trust

10.4	Promissory Note Agreement dated July 18, 2007 by and between North American Royalty Corp. and Howard Kay

14.1*	Code of Ethics for the Chief Executive Officer and Senior Financial Officers

23.1	Consent of Thomas J. Kenan, Esquire, to the reference to him as an attorney who has passed upon certain information contained in the Registration Statement

23.2	Consent of Hein & Associates, named as an expert in the Registrant’s Form S-1

23.3	Consent of LaRoche Petroleum Consultants, Ltd., named as an expert in the Registrant’s Form S-1

*	To be filed by amendment

Item 28.	UNDERTAKINGS

North American Royalty Corp. will:

(1) File, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

(i) Include any prospectus required by section 10(a)(3) of the Securities Act;

(ii) Reflect in the prospectus any facts or events which, individually, or together, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) (§230.424(b) of this chapter) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) Include any additional or changed material information on the plan of distribution.

(2) For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering; and

(3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

(4) That, for the purpose of determining any liability under the Securities Act, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are sold to a purchaser by means of any of the following communications, the undersigned will be will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

a. Any preliminary prospectus or prospectus of the undersigned relating to the offering required to be filed pursuant to Rule 424;

b. Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned or used or referred to be the undersigned;

c. The portion of any other free writing prospectus relating to the offering containing material information about the undersigned or its securities provided by or on behalf of the undersigned; and

d. Any other communication that is an offer in the offering made by the undersigned to the purchaser.

The undersigned Registrant hereby undertakes to provide to the underwriter at the closing of this offering, certificates in such denomination and registered in such names as required by the underwriter to permit proper delivery to each purchaser.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

In accordance with the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form S-1 and authorized this registration statement to be signed on its behalf by the undersigned, in the city of Dallas, State of Texas on February 14, 2008.

NORTH AMERICAN ROYALTY CORP.

By	/s/ Garry Mauro
Garry Mauro, Chief Executive Officer and Director

In accordance with the requirements of the Securities Act, this registration statement was signed by the following persons in the capacities and on the dates stated:

Date: February 14, 2008	/s/ Garry Mauro
Garry Mauro, Chief Executive Officer

Date: February 14, 2008	/s/ William J. Amdall
William J. Amdall, Chief Financial Officer, Principal Accounting Officer, Vice President and Secretary

Date: February 14, 2008	/s/ James F. Smith
James F. Smith, Director

Date: February 14, 2008	/s/ George E. Green
George E. Green, Director

NORTH AMERICAN ROYALTY CORP.

SEC File No.

EXHIBIT INDEX

TO FORM S-1

The following exhibits are filed, by incorporation by reference, as part of this Form S-1 Registration Statement:

Exhibit	Item
1.1	Soliciting Dealer Agreement

3.1	Articles of Incorporation of North American Royalty Corp.

3.1.1	Amendment to Articles of Incorporation of North American Royalty Corp.

3.2	Bylaws of North American Royalty Corp.

4.1	Warrant Certificate dated July 19, 2007 between North American Royalty Corp. and Eagle Equity I, LP

5.1	Opinion of Fuller Tubb, PLLC on the legality of the securities being registered.

10.1	Letter of Intent dated May 11, 2006 between North American Royalty Corp. and Alaron Financial Services, Inc.

10.2	Promissory Note Agreement dated July 19, 2007 between North American Royalty Corp. and Eagle Equity I, LP

10.3	Promissory Note Agreement dated February 15, 2007 between North American Royalty Corp. and LSJ Alliance, LLC Retirement Trust

10.4	Promissory Note Agreement dated July 18, 2007 between North American Royalty Corp. and Howard Kay

14.1*	Code of Ethics for the Chief Executive Officer and Senior Financial Officers

23.1	Consent of Thomas J. Kenan, Esquire, to the reference to him as an attorney who has passed upon certain information contained in the Registration Statement

23.2	Consent of Hein & Associates, named as an expert in the Registrant’s Form S-1

23.3	Consent of LaRoche Petroleum Consultants, Ltd., named as an expert in the Registrant’s Form S-1.

*	To be filed by amendment